UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Harleysville Group Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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William W. Scranton III	215.256.5000
Chairman of the Board	www.harleysvillegroup.com
355 Maple Avenue
Harleysville, PA 19438

March 25, 2009

Dear Harleysville Group Inc. Stockholder:

You are cordially invited to attend the Annual Meeting of the Stockholders of Harleysville Group Inc. at the Company’s headquarters, 355 Maple Avenue, Harleysville, Pennsylvania, on Wednesday, April 22, 2009, at 10:30 a.m.

At the meeting, stockholders will vote on three scheduled items of business.  The items and the votes the Board of Directors recommends are:

	Item	Recommended Vote

1.	Election of Class B Directors	FOR
2.	Approval of the Senior Executive Incentive	FOR
Compensation Plan
3.	Ratification of Independent Registered Public	FOR
Accounting Firm

We also will discuss Harleysville Group’s 2008 operations and will be pleased to answer your questions about the Company.  Enclosed with the accompanying proxy statement are your proxy card and the 2008 Annual Report.

We look forward to seeing you on April 22, 2009.  Whether or not you plan to attend the meeting in person, it is important that your shares are represented at the Annual Meeting.  Please complete, sign, date, and return the enclosed proxy card in the envelope provided in order that your shares can be voted at the meeting as you have instructed.  If you choose, you may alternatively vote by telephone or via the Internet instead of voting by proxy card.  There are instructions about these voting alternatives in the proxy statement.

Sincerely,

William W. Scranton III

Robert A. Kauffman	215.256.5000
Secretary	www.harleysvillegroup.com
355 Maple Avenue
Harleysville, PA 19438

HARLEYSVILLE GROUP INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 22, 2009

To the Stockholders of

HARLEYSVILLE GROUP INC.

The Annual Meeting of Stockholders of HARLEYSVILLE GROUP INC. will be held at 10:30 a.m., Wednesday, April 22, 2009, at its headquarters at 355 Maple Avenue, Harleysville, Pennsylvania 19438, for the following scheduled items of business:

1.                                       To elect the Class B directors;

2.                                       To approve the Senior Executive Incentive Compensation Plan; and

3.                                       To ratify KPMG LLP as the Company’s independent registered public accounting firm.

We also may transact such other business as may properly be presented at the meeting.

Your Board recommends a vote to elect the nominated directors, to approve the Senior Executive Incentive Compensation Plan, and to ratify KPMG LLP as the Company’s independent registered public accounting firm.

For further information on these proposals, please read the proxy statement that follows.

The Board of Directors has fixed the close of business on March 2, 2009 as the record date for determining the stockholders entitled to vote at the Annual Meeting.

This notice, the proxy statement, the proxy card, and the 2008 Annual Report to Stockholders are being distributed to stockholders on or about March 25, 2009.

This proxy statement and the Company’s 2008 Annual Report to Stockholders are also available on the Internet, by logging onto www.envisionreports.com/HGIC.

By Order of the Board of Directors,

Robert A. Kauffman

March 25, 2009

ANNUAL MEETING OF STOCKHOLDERS

Purpose of Proxy Statement

The Board of Directors of Harleysville Group Inc. is soliciting your proxy for voting at the 2009 Annual Meeting of Stockholders to be held April 22, 2009, at the headquarters of the Company.  This proxy statement is being distributed to stockholders on or about March 25, 2009.

Matters to be Voted Upon

At the Annual Meeting, stockholders will vote on the election of three Class B directors: Michael L. Browne, William Gray, and Jerry S. Rosenbloom.  Please see pages 14-16 for information on the election of these directors.  Stockholders also will vote on a proposal to approve the Senior Executive Incentive Compensation Plan (the SEIP), including for purposes of Section 162(m) of the Internal Revenue Code.  Please see pages 17-19 for information on the approval of the SEIP.  Additionally, stockholders will be asked to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2009.  Please see page 20 for information on the ratification of KPMG LLP.

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting.  If other matters are properly presented at the meeting, your signed and dated proxy card authorizes either Arthur E. Chandler or Robert A. Kauffman to vote your shares in accordance with his best judgment.

Voting Procedures

Who May Vote

Stockholders as of the close of business on March 2, 2009 (the Record Date) are entitled to vote at the Annual Meeting.  Each share of common stock is entitled to one vote.

How to Vote

Stockholders may vote:

•                  In person at the meeting; or

•                  By mail (by completing and returning the enclosed proxy card); or

•                  By telephone (see instructions below); or

•                  By Internet (see instructions below).

Quorum to Transact Business

A quorum for the transaction of business at the Annual Meeting consists of the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Company’s common stock.  As of the Record Date, 28,248,615 shares of Harleysville Group’s common stock were issued and outstanding.  If you attend in person and indicate your presence, mail in a properly signed and dated proxy card, or vote by telephone or via the Internet, you will be part of the quorum.

Vote Needed to Approve Each Item

The proposals to elect the director nominees, to approve the SEIP, and to ratify the selection of KPMG LLP as the independent registered public accounting firm for 2009 will be approved if each such proposal receives the affirmative vote of the holders representing a simple majority of all shares present and entitled to vote.  As of the Record Date, Harleysville Mutual Insurance Company (Harleysville Mutual) owned 14,526,445 shares (or approximately 51 percent) of Harleysville Group’s outstanding common stock.  The Company is thus a “controlled company” under NASDAQ listing requirements.  Harleysville Mutual has advised Harleysville Group that it will vote in favor of the election of the nominees for director proposed by the Company, for approval of the SEIP, and for the ratification of KPMG LLP.  As a result, the director candidates nominated by the Company will be elected, and the Senior Executive Incentive Compensation Plan and KPMG LLP’s selection as the Company’s independent public accounting firm for 2009 will be approved regardless of the votes cast by other stockholders.

Voting of Shares via Proxy Card, Telephone, or Internet

If you submit a properly executed proxy card by mail, or vote by telephone or via the Internet, your shares will be part of the quorum, and your shares will be voted as per your instructions.

Voting by Proxy Card

If you submit a properly executed and completed proxy card by mail, your shares will be voted as per your instructions.  If you sign, date, and mail in your proxy card without indicating how it should be voted on the election of the directors, or on the approval of the SEIP, or on the ratification of KPMG LLP, your shares will be voted in favor of each such proposal.  A proxy card marked “withheld” regarding the election of director nominees, or “abstain” regarding the approval of the SEIP or with respect to the ratification of KPMG LLP, will not be voted on for that specific item, but will be included as present and entitled to vote for determining whether the item has been approved.  Broker non-votes are not considered as votes entitled to be cast on a matter and, thus, will have no effect on the result of the applicable vote.  A broker non-vote occurs when a broker votes on some matters on the proxy card, such as election of directors, but not on others because the broker does not have the authority to do so.

Voting by Telephone

To vote by telephone, please dial 1.800.560.1965.  Please have your proxy card with you when you call, because you will need certain identifying information included on the proxy card to vote by telephone.  Once you establish contact, follow the voice prompts to complete the voting by telephone.

Voting via the Internet

To vote via the Internet, please log on to www.eproxy.com/hgic.  Please have your proxy card with you when you log on, because you will need certain identifying information included on the proxy card to vote via the Internet.  Once you establish contact, follow the instructions to complete the voting via the Internet.

Revocation of Your Proxy

If you later decide to revoke or change your proxy, you may do so by: (1) sending a written statement to that effect to the Secretary of the Company; (2) submitting a properly signed proxy card with a later date; or (3) voting in person at the Annual Meeting.  All of these alternatives apply regardless of how you initially voted, i.e., by mailing in a proxy card, by telephone, or via the Internet.

Duplicate Proxy Statements and Cards

You may receive more than one proxy statement, proxy card, or annual report.  This duplication will occur if your shares are registered in different names or your shares are in more than one type of account maintained by Wells Fargo, the Company’s transfer agent.  To have all your shares voted, please sign and return all the proxy cards you have received, or separately vote the shares described on the proxy card when voting by telephone or via the Internet.  If you wish to have your accounts registered in the same name(s) and address, please call Wells Fargo, at 1.800.468.9716, or contact Wells Fargo through its Web site: www.wellsfargo.com/com/shareowner_services/.

Other Information

Stockholder Proposals

An eligible stockholder who wants to have a qualified proposal considered for inclusion in the Company’s proxy statement for the 2010 Annual Meeting of Stockholders must notify the Secretary of the Company.  The proposal must be received at the Company’s offices no later than November 25, 2009.  A stockholder must have been a registered or beneficial owner of at least one percent of the Company’s outstanding common stock or stock with a market value of at least $2,000 for at least one year prior to submitting the proposal, and the stockholder must continue to own such stock through the date the 2010 Annual Meeting is held.  A stockholder who has not timely submitted a proposal for inclusion in the proxy statement and who plans to present a proposal at the 2010 Annual Meeting of Stockholders must provide notice of the matter to the Secretary of the Company by December 24, 2009, or else the persons authorized under management proxies will have discretionary authority to vote and act according to their best judgment on the matter raised by the stockholder.

In February 2009, the Board of Directors amended the Company’s By-Laws to include advance notice provisions.  Under these provisions, a stockholder who wants to present a proposal at the 2010 Annual Meeting of Stockholders must deliver written information about the proposal to the Secretary of the Company by January 22, 2010.  These requirements apply to any proposal for a director nominee, or for any other purpose.  The stockholder must have been a registered or beneficial owner of at least one percent of the Company’s outstanding common stock or stock with a market value of at least $2,000 for at least one year prior to submitting the proposal, and the stockholder must continue to own such stock through the date the 2010 Annual Meeting is held.  The written notice must contain specific information about the desired proposal.  The information requirements are set forth in Article III, Section 14 (proposals generally) and Article IV, Section 1(B) (nominees for a director position) of the Company’s By-Laws, which are available on the Company’s Web site at www.harleysvillegroup.com.

Expenses of Solicitation

Harleysville Group pays the cost of the preparation and mailing of this proxy-soliciting material.  In addition to the use of the mail, proxies may be solicited personally, by telephone, or by other electronic means by Harleysville Group officers and employees, without their receiving additional compensation.  Harleysville Group pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

Receipt of Proxy Statements

Certain stockholders who share the same address may receive only one copy of this proxy statement and the Company’s 2008 Annual Report to Stockholders in accordance with a notice delivered earlier this year from such stockholders’ bank, broker, or other holder of record, unless the applicable bank, broker, or other holder of record received contrary instructions.  This practice, known as “householding,” is designed to reduce printing and postage costs.  If you own your shares through a bank, broker, or other holder of record and wish to either stop or begin householding, you may request or stop householding, or you may request a separate copy of this proxy statement or the Annual Report, either by contacting your bank, broker, or other holder of record at the telephone number or address provided in the above referenced notice, or by contacting us by telephone at 215.256.5000 or in writing to Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297, Attention: Secretary.  If you request to begin or stop householding, you should provide your name, the name of your broker, bank, or other record holder, and your account information.  Alternatively, the proxy statement and the Company’s 2008 Annual Report to Stockholders may be viewed on the Internet, by logging on to www.envisionreports.com/HGIC.

Independent Registered Public Accounting Firm

Representatives of KPMG LLP, an independent registered public accounting firm that audited Harleysville Group’s 2008 financial statements, will attend the Annual Meeting.  They will have the opportunity to make a statement, if they desire to do so, and will respond to any appropriate questions presented by stockholders.  In Item 3 of this proxy statement, the Company is seeking ratification of the selection of KPMG LLP as its independent registered public accounting firm for 2009.  Please see page 20 for more information.

BOARD OF DIRECTORS

Board of Directors

The Company’s Board of Directors currently consists of nine directors: Barbara A. Austell, W. Thacher Brown, Michael L. Browne, G. Lawrence Buhl, Mirian M. Graddick-Weir, William Gray, Jerry S. Rosenbloom, William W. Scranton III, and William E. Storts.  For biographical information about the directors, please see pages 14-16.

Corporate Governance Practices

In order to promote the highest standards of management for the benefit of stockholders, the Board of Directors of Harleysville Group follows certain governance practices regarding how the Board conducts its business and fulfills its duties.  The Company’s Board of Directors’ Governance Principles may be accessed through the Governance section of the Company’s Web site (www.harleysvillegroup.com).  Among these practices are:

Board Size, Composition, and Independence

The Board presently consists of nine directors comprised of eight independent non-employee directors and one employee director, Michael L. Browne, who is the President and Chief Executive Officer (CEO) of the Company.  The Board believes that the Board should consist of at least seven directors and that, because some members of the Board are also members of the Board of Harleysville Mutual, the total number of individuals comprising the boards of Harleysville Mutual and Harleysville Group should be no more than 12.  The Board further believes that of the maximum total board membership of 12, no more than three should be employee directors, with the remainder being independent directors as defined by the NASDAQ corporate governance rules.

The Board has determined that no non-employee director has a relationship with the Company that impairs his or her independence, and therefore, has determined that all of its non-employee directors are independent.  In assessing the independence of Board members, the Board considers the independence requirements under the NASDAQ corporate governance rules and the absence of any related person transactions between the individual and the Company.  In addition, the Company’s Board of Directors’ Governance Principles provide that no member of the Board may serve as an independent director on more than three other boards of for-profit companies.

Qualifications of Directors

The Nominating and Corporate Governance Committee, with input from the Chairman of the Board and the CEO, screens director candidates.  In overseeing the nomination of candidates for election, the Committee, and subsequently the Board, seeks qualified individuals with outstanding records of success in their chosen careers, the skills to perform the role of director, and the time and motivation to perform as a director.  Directors are expected to bring specialized talents to the Board that add value to the Board’s deliberative process and advance the business goals and social consciousness of the Company.  Directors are expected to be knowledgeable about profit-making enterprises and the elements necessary for such enterprises to be successful.  The director nomination process is more fully described on pages 11-12.

Attendance at Directors’ and Stockholders’ Meetings

Directors are expected to attend all meetings of the stockholders, the Board, and the Committees on which they serve.

Director Retirement

It is Board policy that a director resigns as a director upon resignation or retirement from his or her primary employment, unless the Nominating and Corporate Governance Committee and the Chairman of the Board request the individual to remain as a director.  Pursuant to the Company’s By-Laws, each director must retire from the Board at the first annual meeting following his or her 72nd birthday.

Stock Ownership

The Company established stock ownership guidelines in 2002 that are now effective for all current directors, and will be effective for newly elected directors five years after being first elected to the Board.  Under these guidelines, each non-employee director is expected to beneficially own an amount of the Company’s common stock having a value equal to at least five times the then current annual retainer.  To assist the non-employee directors in attaining this goal, the Company grants Deferred Stock Units to non-employee directors.

Leadership

The Board retains the right to exercise its judgment to combine or separate the roles of Chairman of the Board and CEO.  Currently, the Chairman of the Board is not the CEO.

CEO Performance Evaluation

The independent directors of the Company annually review the CEO’s performance.  Each such director provides an evaluation of the CEO’s performance to the Chair of the Compensation and Personnel Development Committee, who compiles a report of the reviews of the independent directors.  The independent directors then meet in an executive session to discuss the CEO’s performance and to agree on the content of the appraisal, which the Chair of the Compensation and Personnel Development Committee later reviews with the CEO.

Code of Conduct

The Board of Directors, through the Nominating and Corporate Governance Committee, has established and oversees compliance with a Code of Conduct for Directors, Officers and Employees and a Code of Ethics for Senior Financial Officers meeting the requirements of the Securities and Exchange Commission (SEC) and the NASDAQ corporate governance rules.  These are posted in the Governance section of the Company’s Web site (www.harleysvillegroup.com).  The Company will provide a copy of either code to any person upon request and without charge.  Requests should be addressed to the Nominating and Corporate Governance Committee, Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297, with the words “Request for Codes” placed on the lower left-hand corner of the envelope.  The Company intends to disclose waivers from, and amendments to, the Code of Conduct and the Code of Ethics on its Web site.  In addition, in accordance with the SEC rules and NASDAQ listing requirements, the Company also intends to disclose on a Form 8-K any material amendments to the Code of Conduct and any waivers from the Code of Conduct that are granted to directors or executive officers.

Board Effectiveness Assessment

Annually, the Nominating and Corporate Governance Committee conducts an assessment of the Board’s effectiveness and makes a report on that subject to the Board.  That Committee also reviews and makes recommendations to modify the Company’s corporate governance practices.  All standing Committees also conduct annual self-assessments and report such self-assessments to the Board.

Director Compensation

In order to attract and retain qualified board members, the Company believes its director compensation should be competitive with the compensation of directors at peer companies.  Directors’ fees are determined by the Compensation and Personnel Development Committee, after consultation, as appropriate, with a compensation consultant.  Please see pages 59-60 for a description of the directors’ fees paid during 2008.

Board Agendas and Meetings

A board calendar for each year is prepared in advance, which establishes the dates of regularly scheduled meetings and certain items to be addressed by the Board.  Additional items are added by the Chairman or CEO.  Each director is free to suggest items for an agenda, and each director is free to raise a subject at any Board meeting that is not on the agenda for that meeting.  The Board reviews and approves Harleysville Group’s yearly operating plan and specific financial goals for each year, and the Board monitors performance throughout the year.  The Board also reviews long-range strategic issues at regular Board meetings, as well as at periodic meetings devoted solely to strategic issues.

Executive Sessions of Independent Directors

The independent directors meet in executive session without the CEO in attendance.  Executive sessions of the independent directors are scheduled at each regular Board meeting, Audit Committee meeting, Compensation and Personnel Development Committee meeting, and Nominating and Corporate Governance Committee meeting, as well as at most other Committee meetings.  The non-employee Chairman of the Board presides at the executive sessions of the Board.

Access to Management and Independent Advisers

The independent directors have access to management and, as necessary and appropriate, independent advisers.

The Board and its Committees

Board and Committee Meetings

The Board met six times in 2008.  A description of each standing Board Committee follows the table of members and meetings.  In 2008, each director, in the aggregate, attended at least 75 percent of all Board meetings and meetings of Committees on which he or she served.  In 2008, all Board members attended the annual meeting of stockholders.

BOARD COMMITTEE MEMBERS AS OF DECEMBER 31, 2008
AND MEETINGS HELD DURING 2008

Name	Audit	Compensation and Personnel Development	Nominating and Corporate Governance	Coordinating	Corporate Strategy	Executive	Finance and Investment
Barbara A. Austell	X			X			X
W. Thacher Brown	X	X				X	X*
Michael L. Browne					X	X	X
G. Lawrence Buhl	X*					X
Mirian M. Graddick-Weir		X*	X	X		X
William Gray				X	X
Jerry S. Rosenbloom		X	X*		X	X
William W. Scranton III		X	X		X*	X*	X
William E. Storts	X			X*	X		X
Number of Meetings in 2008	4	7	5	1	4	0	5

* Denotes Chairperson of the Committee.

Committee Charters

Each standing Committee of the Board, including the Audit Committee, the Compensation and Personnel Development Committee, and the Nominating and Corporate Governance Committee, has a formal written charter that is posted in the Governance section of the Company’s Web site (www.harleysvillegroup.com).  Each of the Audit Committee, the Compensation and Personnel Development Committee, and the Nominating and Corporate Governance Committee assesses the adequacy of its charter on an annual basis, and any amendment or revision to such charter is posted to the Company’s Web site promptly after any such change.  The Company will provide a copy of any charter to any person upon request and without charge.  Requests should be addressed to the Secretary, Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297, with the words “Request for Charter” placed on the lower left-hand corner of the envelope.

Audit Committee

The Audit Committee consists of at least three members, all of whom satisfy the definition of independent director established by both NASDAQ and state insurance regulatory requirements.  Each member is financially knowledgeable as required by NASDAQ and also satisfies the SEC additional independence requirements for members of audit committees.  The Audit Committee currently is comprised of four individuals: G. Lawrence Buhl (Chair), Barbara A. Austell, W. Thacher Brown, and William E. Storts, each of whom has been determined by the

Board of Directors to be an “audit committee financial expert” as defined by SEC rules and NASDAQ corporate governance requirements.  The Audit Committee:

•                  oversees corporate accounting policies, reporting practices, audits, and the quality and integrity of the financial reports;

•                  reviews the internal audit function;

•                  facilitates free and open communication among the directors, independent auditor, internal auditors, and the Company’s financial management;

•                  establishes procedures for the receipt and investigation of complaints regarding accounting and auditing matters pursuant to Section 301 of the Sarbanes-Oxley Act; and

•                  performs other specific duties to accomplish the above as set forth in its charter.

The Audit Committee annually pre-approves the annual audit engagement and pre-approves any additional audit-related or non-audit services, as necessary, provided by the Company’s independent registered public accounting firm.  The delegation by the Audit Committee of pre-approval of additional services provided by the Company’s independent registered public accounting firm is as follows: The Chair of the Audit Committee or, if he is not available, any member of the Audit Committee may pre-approve any additional services to be provided by the Company’s independent registered public accounting firm, as long as the type of services meets the applicable standards set forth in the Company’s Pre-Approval Policy.  In the event of such approval, the full Audit Committee is informed of such action at its next meeting.  With regard to non-audit services, the pre-approval requirement does not apply if: 1) the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to its registered public accounting firm during the fiscal year in which the services are provided; 2) such services were not recognized by the Company at the time of the engagement to be non-audit services; and 3) such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or by its Chair prior to the completion of the audit.

Compensation and Personnel Development Committee

The Compensation and Personnel Development Committee consists of four members: Mirian M. Graddick-Weir (Chair), W. Thacher Brown, Jerry S. Rosenbloom, and William W. Scranton III.  The Compensation and Personnel Development Committee:

•                  is comprised exclusively of independent directors as defined in the NASDAQ listing requirements and SEC requirements;

•                  approves compensation for the executive officers, other than the CEO, and makes recommendations to the Board on compensation for the CEO, after consultation with all independent directors;

•                  recommends director compensation, with input and review from the Nominating and Corporate Governance Committee, for approval by the Board;

•                  determines participants in, establishes awards under, and approves payouts for the Senior Management Incentive Plan, and will administer the Senior Executive Incentive Compensation Plan when approved by stockholders;

•                  grants awards of Stock Options, Restricted Stock, Stock Appreciation Rights, and Restricted Stock Units under the Amended and Restated Equity Incentive Plan;

•                  monitors compliance by officers with the Company’s stock ownership guidelines;

•                  oversees the annual review of the CEO’s performance;

•                  oversees Harleysville Group’s management development and succession program;

•                  reviews and determines compensation policies; and

•                  has the authority to retain and dismiss compensation consultants.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of three directors: Jerry S. Rosenbloom (Chair), Mirian M. Graddick-Weir, and William W. Scranton III.  The Nominating and Corporate Governance Committee:

•                  is comprised exclusively of independent directors as defined in the NASDAQ listing requirements;

•                  has formal written procedures addressing the director nomination process;

•                  considers and recommends nominees for election as a director to the Board;

•                  considers recommendations for nominees for election as a director from stockholders who submit such recommendations in writing as described below;

•                  considers and recommends members for appointment to the Committees except the Nominating and Corporate Governance Committee;

•                  assesses the effectiveness of the Board and corporate governance practices;

•                  recommends new corporate governance practices to the Board; and

•                  oversees establishment and compliance with the Code of Conduct for Directors, Officers and Employees and the Code of Ethics for Senior Financial Officers.

Other Committees of the Board

There are several other Committees of the Board, in addition to those listed above.  These Committees are as follows:

•                  The Coordinating Committee: The Coordinating Committee reviews material transactions between Harleysville Group and Harleysville Mutual.  This

Committee is currently composed of the individuals who are solely Harleysville Group directors and the individuals who are solely Harleysville Mutual directors plus a non-voting Chairperson who is on the boards of both companies.  No material inter-company transaction can occur until at least two of the Harleysville Group directors and at least two of the Harleysville Mutual directors on the Coordinating Committee approve the transaction.  The decisions of the Coordinating Committee are binding on Harleysville Group and Harleysville Mutual.

•                  The Corporate Strategy Committee: The Corporate Strategy Committee participates with management in the development of the Company’s strategy and monitors the implementation of the Company’s strategy.  In addition, this Committee provides advice and counsel to management on mergers and acquisitions, capital management, and financial risk tolerance.

•                  The Executive Committee: The Executive Committee meets during the intervals between meetings of the Harleysville Group Board of Directors and the Harleysville Mutual Board of Directors, and has the right and authority to exercise the full powers of the Boards of Directors, except where limited by law, or where responsibility and authority is vested in another Committee of the Board.

•                  The Finance and Investment Committee: The Finance and Investment Committee establishes the Company’s overall investment policies and guidelines.  In addition, it reviews and ratifies the investments made by the Company, and serves as the ex officio trustee of the Company’s pension plans.

Director Nomination Procedures

The specific process for evaluating new directors, including stockholder-recommended nominees, will vary based on an assessment of the then current needs of the Board and the Company.  The Nominating and Corporate Governance Committee will determine the desired profile of a new director, the competencies they are seeking, including experience in one or more of the following: property/casualty insurance operations, information technology, human resources, investments, law, finance, actuarial science or accounting, governmental affairs and public policy, strategic planning, and mergers and acquisitions.  Candidates will be evaluated in light of the target criteria chosen.

On February 19, 2009, the Board of Directors adopted an amendment to the Amended and Restated By-Laws of Harleysville Group Inc., providing for an advance notice provision for any nomination by a stockholder of a nominee at any meeting of stockholders called for the purpose of election of directors.  The provision sets forth the required information that must be provided in a written notice at least ninety days prior to the date of such meeting.  The required information includes:  (a) the name, residence and business address of the stockholder who intends to make the nomination (the Nominating Stockholder); (b) the name, residence and business address of the beneficial owner, if different than the Nominating Stockholder, of any of the shares owned of record by the Nominating Stockholder; (c) a representation as to the number of shares of the Company’s voting stock owned of record and beneficially by the Nominating Stockholder and the number of shares, if any, which are owned beneficially by a beneficial owner of shares held of record by the Nominating Stockholder, and any other ownership interests, including derivatives, hedged positions and other economic or voting interests in the Company; (d) a representation that the Nominating Stockholder intends to appear in person or by proxy at the meeting to nominate the individuals specified in the notice; (e) a representation as to whether or not the stockholder or the beneficial owner, if different than the Nominating Stockholder, intends to deliver a proxy statement to the other stockholders of the Company; (f) information regarding each nominee such as would be required to be included in a proxy statement pursuant to the proxy rules of the Exchange Act of 1934 had the nominee been nominated by the Board of Directors; (g) a detailed description of all agreements, understandings or arrangements between and among the Nominating Stockholder, the beneficial owner, if different than the Nominating Stockholder, and each and every nominee; (h) a representation by each nominee providing that such nominee does not and will not have any undisclosed voting commitments or other arrangements with respect to such nominee’s actions as a director; and (i) the written consent of each nominee to serve as a director, if elected.

Any communication to this end should be addressed to: Chairman of the Nominating and Corporate Governance Committee, Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297.  The words “Director Nomination” should be placed on the lower left-hand corner of the envelope.  The Amended and Restated By-Laws set forth additional information regarding a stockholder proposal, and can be found on the Company’s Web site, www.harleysvillegroup.com, in the Governance section.

The Committee, at its discretion, may retain a search firm to assist in locating and/or evaluating candidates.

Upon receipt of names and information on or from proposed candidates, the Committee generally reviews the proposed candidates and chooses for further review the candidate(s) who best meet the target profile.  Such further review may consist of requests for additional information, including references, telephone contact, and in-person interviews.  Interviews may be conducted by any member of the Committee, the Chairman of the Board, the CEO, and any other person or persons requested and authorized by the Committee.  Reports on the interviews are made to all members of the Committee.

Once the Committee members are in agreement on a candidate to recommend, the Committee notifies the remaining directors.  If requested by the other directors, the directors will be given the opportunity to meet and conduct discussions with the candidate prior to the Board voting on the nomination.

Security Holder Communication Process

Stockholders may communicate with Board members by sending letters to them, either by regular U.S. Mail or express delivery service.  Letters may be addressed to an individual Board member or to a specific Committee Chair at 355 Maple Avenue, Harleysville, PA 19438-2297.  The actual letter should be enclosed in an inner envelope.  Attached to that envelope should be a cover page setting forth the amount of stock owned by the sender and whether the sender owns the shares directly or in a nominee (or street) name.  If the latter, a recent statement from the broker or custodian setting forth the amount of securities owned should accompany the letter.  The envelope containing the letter and the cover page on stock ownership should be placed in an outer envelope, which should be mailed to the Company with the legend “Security Holder Communication” in the lower left-hand corner.  Company personnel will open the outer envelope and determine if the sender is a security holder.  If so, the inner envelope will be forwarded to the Director so designated.  If a letter is addressed to the “Audit Committee Chair c/o Chief Compliance Officer,” it is presumed to be a complaint to the Audit

Committee and will be handled as set forth in the Company’s “Audit Committee Complaints Procedures and Whistleblower Protection Policy.”

STOCKHOLDER ACTIONS

Item 1.  Election of Directors

Harleysville Group’s Board of Directors currently consists of nine directors.  Each director is elected for a three-year term, except that if a nominee will attain the age of 72 within the next two years following such nominee’s election, such nominee will be nominated for a term of one or two years, as the case may be, to expire on the first Annual Meeting date following the nominee reaching age 72.  The Board of Directors is divided into three classes.  The current three-year terms of Class A, B, and C directors expire in the years 2010, 2009, and 2011, respectively.

Class B directors are to be elected at the 2009 Annual Meeting, and each is nominated to serve for a three-year term.  The nominees are:

Name	Class	Age	Director Since	Year Term Will Expire If Elected
Michael L. Browne	B	62	1986	2012
William Gray	B	57	2007	2012
Jerry S. Rosenbloom	B	69	1999	2012

The Board of Directors recommends a vote “FOR” the election of the nominated directors.

If a nominee is unavailable for election, stockholders will vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting.

Directors continuing in office are:

Name	Class	Age	Director Since	Year Term Will Expire
Barbara A. Austell	A	55	2007	2010
G. Lawrence Buhl	A	62	2004	2010
William E. Storts	A	65	2007	2010
W. Thacher Brown	C	61	2002	2011
Mirian M. Graddick-Weir	C	54	2000	2011
William W. Scranton III	C	61	2004	2011

Biographies of Director Nominees and Directors Continuing in Office

Nominees for Election at this Annual Meeting (Class B)

Michael L. Browne was elected a director of Harleysville Group in 1986 and served as its non-executive Chairman of the Board in 2003.  In 2003, he was also elected as a director and appointed as the non-executive Chairman of the Board of Harleysville Mutual.  He held such non-executive Chairman of the Board positions until he was appointed as CEO of Harleysville Group and President and CEO of Harleysville Mutual in February 2004.  In January 2005, Mr. Browne was appointed President of Harleysville Group.  Mr. Browne served in the United States Marine Corps from 1968-1971, attaining the rank of captain and was a Marine infantry platoon leader in Vietnam.  From 1975 to 1977, he was Special Assistant to U.S. Secretary of Transportation, William T.  Coleman, Jr., and from 1976 to 1977, he also served as U.S. Deputy Under Secretary of Transportation.  From 1980 to 1983, Mr. Browne was the Insurance Commissioner of the Commonwealth of Pennsylvania.  In 1983, he joined the law firm of Reed Smith LLP, in Philadelphia, Pennsylvania, as a partner.  Mr. Browne was the managing partner of its Delaware Valley regional office from January 1993 until January 2001, when he became head of Reed Smith’s international insurance practice, a position he held until February 2004.  Mr. Browne currently is a member of the Board of Trustees of the American Institute for CPCU and Insurance Institute of America, the Board of Directors of the Property Loss Research Bureau, the Board of Governors of the Property Casualty Insurers Association of America, the Board of Directors of the Insurance Federation of Pennsylvania, the Board of Directors of the Insurance Information Institute, and the Board of Directors of Harleysville National Corporation.

William Gray became a director of Harleysville Group in August 2007.  In February 2009, Mr. Gray was named Vice Chairman of Ogilvy Group, North America Region, and he continues to serve as a member of the Worldwide Board, of which he has been a member since 1994.  He was previously co-chief executive officer of Ogilvy North America from 2005 to February 2009.  Prior to 2005, Mr. Gray served as president of the organization’s New York office for eight years.  He has been associated with Ogilvy & Mather since 1978.  Mr. Gray completed his term as chairman of the board of the American Red Cross of Greater New York, a position he held from 2002 until July 2008, but he remains a board member.  He also serves as a trustee of the New York Public Library, and Century Shares Trust and Century Shares Small Cap Fund.  In addition, he serves on the Ad Council, the National Advertising Review Board, and on the board of the Wakeman Boys.

Jerry S. Rosenbloom has been a director of Harleysville Group since 1999 and a director of Harleysville Mutual since 1995.  Dr. Rosenbloom is the Frederick H. Ecker Emeritus Professor of Insurance and Risk Management and Academic Director of the Certified Employee Benefit Specialist Program at the Wharton School of the University of Pennsylvania, a position he has held since 1976.  He also served as Chairman of the Department of Insurance and Risk Management at Wharton from 1989 until 1994.  Dr. Rosenbloom was a trustee of MBIA Claymore Closed End Municipal Bond Fund (a mutual fund) from June 2004 through June 2006, and is a trustee of Century Funds (a mutual fund).  He also serves on the Board of Directors of the American Institute for Property and Liability Underwriters.

Directors with Terms Expiring in 2010 (Class A)

Barbara A. Austell became a director of Harleysville Group in August 2007.  She served as senior vice president of finance and treasurer of ARAMARK Corporation from 1996 to 2004.  Prior to that, she was with J.P. Morgan & Co., Inc. for 21 years, most recently as managing director—investment banking.  Ms. Austell currently serves on the boards of Williams College, the Mann Center for the Performing Arts, and The Pennsylvania Ballet.

G. Lawrence Buhl was elected a director of Harleysville Group in 2004 and elected a director of Harleysville Mutual in April 2005.  In 2003, Mr. Buhl retired from Ernst & Young after serving 35 years with the firm.  Most recently, he served as Regional Director for Insurance Services in Ernst & Young’s Philadelphia office and had served in the same capacity for both the Baltimore and New York offices.  For 24 of his years with Ernst & Young, Mr. Buhl was an audit partner performing extensive work for the Pennsylvania Insurance Department and many insurance companies.  He is also a director of Assured Guaranty, Ltd., for which he serves as chairman of its audit committee and a member of its finance committee.

William E. Storts was elected a director of Harleysville Group in 2007 and elected a director of Harleysville Mutual in 2001.  In 2000, Mr. Storts retired as a senior executive of Accenture.  Prior to his retirement, he was a Managing Partner in the Global Financial Services Market Unit.  Mr. Storts is currently the Chairman of Darby Oaks Family Farms LLC.  He also serves as an independent director of RCOlmstead, Inc. and as a member of the Board of Directors for Ocean Pointe II Condominium Association, Inc.

Directors with Terms Expiring in 2011 (Class C)

W. Thacher Brown was elected a director of Harleysville Group in 2002 and a director of Harleysville Mutual in 1994.  He had been President of 1838 Investment Advisers, LLC in King of Prussia, Pennsylvania from 1988 until May 2004.  Mr. Brown had been President of MBIA Asset Management LLC and a director of MBIA Insurance Company Inc. from 1998 until September 2004.  He is a director of Rivus Bond Fund and Airgas, Inc.

Mirian M. Graddick-Weir was elected a director of Harleysville Group in 2000.  Currently, Ms. Graddick-Weir serves as Executive Vice President of Human Resources for Merck in Whitehouse, New Jersey.  Prior to that, she was Executive Vice President for Human Resources at AT&T Corp. in Bedminster, New Jersey, a position she assumed in March 1999.  Ms. Graddick-Weir was also the Vice President at AT&T for various human resource responsibilities since 1994.  Prior to that, she held various executive positions with AT&T, where she commenced working in 1981.

William W. Scranton III was elected a director of Harleysville Group in February 2004 and has served as the non-executive Chairman of the Board since that time.  He was first elected as a director of Harleysville Mutual in May 1999 and was appointed as the non-executive Chairman of the Board of Harleysville Mutual on February 5, 2004.  Mr. Scranton was lieutenant governor of the Commonwealth of Pennsylvania from 1980 to 1988 and is currently manager of the Scranton Family Office in Scranton, Pennsylvania.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES.

Item 2: Approval of the Senior Executive Incentive Compensation Plan

The Company has used annual awards under its Senior Management Incentive Plan (SMIP) as an integral part of its executive compensation program.  The SMIP was used to provide competitive variable incentive opportunities to executives who could significantly influence the performance of the Company, Harleysville Mutual, and their respective subsidiaries (collectively, the Companies) and to improve the Company’s ability to attract and motivate its senior management team.  In February 2009, the Board of Directors approved the Harleysville Group Inc. Senior Executive Incentive Compensation Plan (SEIP or the Plan), which is being submitted to the stockholders for approval at this 2009 Annual Meeting.  The SEIP is intended to replace and supersede the SMIP for incentive award periods beginning in 2009.  For information regarding the awards made to the Named Executive Officers under the SMIP for 2008, please see pages 31-36 of this proxy statement.  The approval of the SEIP is being sought for approval of the Plan in its entirety, including for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code).

The Compensation and Personnel Development Committee of the Board of Directors (the Compensation Committee) has primary responsibility for the administration of the SEIP.

All officers of any of the Companies, including the CEO and other executive officers of the Company, are eligible to be designated as participants in the SEIP.  Generally, Section 162(m) of the Code does not permit publicly held companies like Harleysville Group to deduct compensation paid to the CEO and the three most highly compensated executive officers other than the CEO to the extent such compensation exceeds $1,000,000 per officer in any year.  However, awards made pursuant to a performance-based compensation plan that is approved by stockholders will not be subject to this deduction limit.  To the extent that the Compensation Committee determines the minimum incentive award threshold for a given year from among a range of performance criteria (described below) approved by stockholders, renewed stockholder approval is required every five years.  In order to satisfy this requirement, the Company is submitting the SEIP for stockholder approval.  If stockholder approval is obtained, and the Company complies with the other requirements set forth in Section 162(m) of the Code, then all amounts paid to participants under the SEIP will be “performance-based compensation” under Section 162(m) of the Code and will qualify for a federal tax deduction by the Company or the applicable employer among the Companies.  If stockholder approval is not obtained at the 2009 Annual Meeting of Stockholders, the Company will continue to use the annual SMIP currently in place.

Participants eligible to receive incentive awards under the SEIP will be determined annually by the Compensation Committee from the eligible executive officers of the Companies.

Under the SEIP, a minimum incentive award threshold must be achieved for any incentive awards to be paid with respect to any incentive award year.  Unless altered by the Compensation Committee, the minimum incentive award threshold under the SEIP is achievement by the Company of return on equity, as defined in the Plan, for a given year of at least 5.0%.  If such minimum threshold performance is not attained by the Company for an incentive award year, then no incentive awards will be paid under the SEIP for that incentive award year.

The Compensation Committee has the authority under the SEIP to alter the minimum incentive award threshold for any incentive award year, but must do so no later than 90 days after the beginning of the incentive award year, and must select the minimum incentive award threshold from among the following performance criteria (which may be determined for these purposes, either by reference to the Companies as a whole or by reference to any one or more of the Companies, operating divisions or other operating units, or relative to achievement of similar performance measures at identified peer companies):  combined ratio (the ratio which is the sum of:  (1) the ratio of losses, loss adjustment expenses, and policyholder dividends to net earned premiums, plus (2) the ratio of underwriting expenses to net written premium); net premium growth change in surplus; total shareholder return; stock price; market share; gross sales; gross revenues; net revenues; pretax income; operating income; cash flows; cash flows from operations; earnings per share, diluted or basic; return on equity (at a different percentage); return on invested capital or assets; cost reductions and savings; return on revenues or productivity; operating margin or profit or profit margin; working capital; cost of capital; capital expenditures; completion of acquisitions; business expansion; product diversification; or any variation or combination of the preceding business criteria.  In addition, the Compensation Committee may utilize as an additional performance measure (to the extent consistent with provisions of Section 162(m) of the Code) the attainment by a participant of one or more personal objectives and/or goals that the Compensation Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, customer satisfaction, agent satisfaction, or the exercise of specific areas of managerial responsibility; provided, however, that the measurement of the Company’s or a participant’s achievement of any of such goals must be objectively determinable and shall be determined, to the extent applicable, according to generally accepted accounting principles.

To the extent consistent with Section 162(m) of the Code, the Compensation Committee may determine that certain adjustments apply, in whole or in part, in such manner as determined by the Compensation Committee, to exclude the effect of any of the following events that occur during a performance period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to stockholders for the applicable year.

The maximum award that can be made to an eligible participant cannot exceed 200% of base salary; provided, that no incentive award for any incentive award year can exceed $1,500,000.  The Compensation Committee has the authority to exercise discretion to reduce award amounts and pay any participant less than the maximum award, based on its consideration of any Company, business unit and/or individual long-term and/or short-term performance goals.

As soon as practicable after the end of each incentive award year, the Compensation Committee shall determine whether and to what extent the minimum incentive award threshold was attained and shall determine the actual award values for each participant, based on the achievement of such minimum incentive award threshold, the established maximum awards, and the exercise of its discretion to reduce awards.  The Compensation Committee shall certify all such determinations in writing.  Awards are payable in cash and must be paid by no later than March 15 of the calendar year following each incentive award year.

Individual participants may receive pro-rated awards for situations such as initiation of employment during an incentive award year, promotion to an eligible position during an incentive award year, death, disability, retirement, or a change in control (as defined in the Company’s Amended and Restated Equity Incentive Plan, or its successor).  However, the payment of a pro-rata portion of any award is contingent upon attainment of the minimum incentive award threshold, and will be paid with other awards as described above.

The SEIP has no established term, but, the SEIP requires approval by stockholders every five years for purposes of Section 162(m) of the Code.

The SEIP does not have separate deferred compensation features, but participants may defer payment of SEIP awards as provided under the Company’s Non-Qualified Deferred Compensation Plan, as amended from time to time.

The SEIP is an unfunded plan.

The Board proposes that you approve the SEIP, so that if the established minimum incentive award threshold is met, awards made to the Company’s most highly compensated executive officers may be deducted by the Company as provided in Section 162(m) of the Code.

The SEIP is attached to this Proxy Statement as Appendix A. You are encouraged to read the SEIP in its entirety.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
SEIP, INCLUDING FOR PURPOSES OF SECTION 162(m) OF THE
INTERNAL REVENUE CODE.

Item 3.  Ratification of KPMG as Independent Registered Public Accounting Firm for 2009

The Audit Committee of the Board of Directors has appointed KPMG LLP (KPMG) as the Company’s independent registered public accounting firm for 2009, subject to ratification by the Company’s stockholders.  KPMG has served as the Company’s independent registered public accounting firm for over 30 years.  They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters.  KPMG audited the Company’s consolidated financial statements for the year ended December 31, 2008.  Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees

KPMG, the Company’s independent registered public accounting firm for 2007 and 2008, rendered the following services and billed, or expects to bill, the following fees for fiscal year 2007 and 2008.

Services	2007 Fees	2008 Fees
Audit	$880,000	$830,000
Audit-Related	$20,000	$20,000
Tax	$—	$—
All Other	$—	$—

“Audit” services also include audits of insurance operations in accordance with statutory accounting principles required by insurance regulatory authorities and review of documents filed with the SEC.

“Audit-Related” services include audits of employee benefit plans.

The Audit Committee has determined that the rendering of “audit-related” services is compatible with KPMG maintaining its independence.

All (100 percent) of the above fees for 2008 were approved by the Audit Committee.  Less than 50 percent of the total hours expended on the independent registered public accounting firm’s audit of the Company was attributable to persons other than the full-time permanent employees of the independent registered public accounting firm.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP’S
APPOINTMENT AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2009.

AUDIT COMMITTEE REPORT

Prior to release of the Company’s consolidated financial statements for 2008, which are contained in the Company’s Annual Report, the Audit Committee met and held discussions with management and KPMG, the independent registered public accounting firm, regarding the fair and complete presentation of the Company’s results.  Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication With Audit Committees.

In addition, the Audit Committee has discussed with KPMG the firm’s independence from the Company and its management, including the matters in the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence.  The Audit Committee also considered whether KPMG’s provision of other non-audit services to the Company is compatible with the firm’s independence.  The Audit Committee has concluded that KPMG is independent from the Company and its management.

The Audit Committee discussed with the Company’s internal auditor and the independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and procedures, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Management is responsible for the Company’s financial reporting process and for the preparation of its consolidated financial statements in accordance with U.S. generally accepted accounting principles.  KPMG is responsible for auditing those consolidated financial statements.  The Audit Committee’s responsibility is to monitor and review these processes.  It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures.  Therefore, in approving the inclusion of the audited consolidated financial statements in the Annual Report on Form 10-K, the Audit Committee has relied on management’s representation that the consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles and on the reports of KPMG included in the Company’s Annual Report on Form 10-K.

Submitted by the Audit Committee:

G. Lawrence Buhl, Chair

Barbara A. Austell

W. Thacher Brown

William E. Storts

STOCK OWNERSHIP

Table I — Five Percent Stockholders

Those persons owning five percent or more of Harleysville Group stock, as of December 31, 2008, are set forth below.  On that date, there were 28,156,672 shares of Harleysville Group stock outstanding.

	Voting Authority		Dispositive Authority		Total Amount
Name and Address	Sole	Shared	Sole	Shared	of Beneficial Ownership	Percent of Class
Harleysville Mutual Insurance Company 355 Maple Avenue Harleysville, PA 19438	14,526,445	—	14,526,445	—	14,526,445	51.6%
Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, TX 78746	2,342,130	—	2,342,130	—	2,342,130	8.3%

Table II — Beneficial Ownership of Directors and Executive Officers

This table shows Harleysville Group stock holdings, as of March 2, 2009, of the directors, including the director nominees, the Named Executive Officers (who are the CEO, the CFO, and the next three most highly compensated executive officers employed as of December 31, 2008), and all directors and executive officers as a group.  Please see the table on page 25 for titles of the Named Executive Officers.  The “Aggregate Number of Shares Beneficially Owned” listed in the second column includes the numbers listed in the third, fourth, and fifth columns.  On March 2, 2009, there were 28,248,615 shares of Harleysville Group stock outstanding.

Name	Aggregate Number of Shares Beneficially Owned	Right to Acquire (number of shares) (1)	Number of Shares of Restricted Stock Owned	Number of Deferred Stock Units (2)	Percent of Shares (less than 1% unless indicated)
Barbara A. Austell	2,711	—	—	2,711
W. Thacher Brown	58,456	12,500	5,646	5,421
G. Lawrence Buhl	7,014	—	—	5,421
Mirian M. Graddick-Weir	28,156	12,500	—	5,421
William Gray	3,286	—	—	2,711
Jerry S. Rosenbloom	42,837	10,500	5,646	5,421
William W. Scranton III	20,333	12,500	—	5,421
William E. Storts	25,674	10,000	—	5,421
Michael L. Browne (3)	551,288	367,129	26,276	—	1.9%
Arthur E. Chandler	48,051	20,704	15,600	—
Thomas E. Clark	74,986	47,608	13,610	—
Kevin M. Toth	41,780	25,243	13,600	—
Akhil Tripathi	55,043	23,069	21,890	—
All Directors & Executive Officers as a Group (20)	1,232,149	719,426	154,198	37,948	4.2%

(1)                                 The “Right to Acquire” column includes shares of common stock subject to vested but unexercised stock options, and shares of common stock subject to stock options that will vest within 60 days after March 2, 2009.

(2)                                 Deferred Stock Units generally vest upon termination of service as a director.

(3)                                 For Mr. Browne, the “Aggregate Number of Shares” includes an award of 17,440 Restricted Stock Units he was granted on February 21, 2007, and 22,040 Restricted Stock Units he was granted on March 4, 2008, and 27,270 Restricted Stock Units he was granted on February 19, 2009, each under the Amended and Restated Equity Incentive Plan.  The Restricted Stock Units granted to Mr. Browne are not currently vested.  The number of shares included in the “Right to Acquire” column includes all shares underlying stock option grants that will vest upon Mr. Browne’s retirement from the Company, as he is now eligible for early retirement under the Amended and Restated Equity Incentive Plan.

Securities Authorized Under Equity Compensation Plans as of December 31, 2008

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	1,594,437	$28.18	4,169,627
Equity Compensation Plans Not Approved by Security Holders	—	—	—

The shares in the foregoing table represent the aggregate shares underlying existing awards, or available for future awards under the Amended and Restated Equity Incentive Plan (employee plan), the Employee Stock Purchase Plan, the Amended and Restated Long-Term Incentive Plan (employee plan), the Amended and Restated Directors’ Equity Compensation Plan, and the Agency Stock Purchase Plan.  Please see the following pages of this proxy statement for a description of these plans: pages 36-37 for the Amended and Restated Equity Incentive Plan; page 40 for the Employee Stock Purchase Plan; page 45 for the Amended and Restated Long-Term Incentive Plan; and page 61 for the Amended and Restated Directors’ Equity Compensation Plan.

In 2005, the Company adopted the Amended and Restated Agency Stock Purchase Plan, which was approved by written consent of the holders of a majority of the Company’s voting stock.  Under the plan, the top-tier independent insurance agencies that sell insurance products for the Company’s parent, subsidiaries, and affiliates may purchase twice a year, on January 15 and July 15, Company stock at a discount of 10% off the closing price on the previous trading day.  The amount that can be purchased by any one agency is limited to no more than $12,500 in value every six months.  A total of 1,000,000 shares were reserved for issuance under this program at the time of its initial adoption in February 1995.  As of March 2, 2009, 603,636 shares have been issued under this program.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the Exchange Act), as amended, requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities (10% Holders) to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company.  Directors, officers, and 10% Holders are required by the regulations under the Exchange Act to file all Section 16(a) reports electronically and to provide the Company with notice of all of the Section 16(a) reports, which they file.  Based solely upon a review of the Section 16(a) reports filed electronically and the representations made by the reporting persons to the Company, the Company believes that its directors, officers, and 10% Holders complied with the filing requirements under Section 16(a) of the Exchange Act during 2008, except that Harleysville Mutual had one late Form 4 to report one sale of shares to Harleysville Group pursuant to the announced share repurchase program of Harleysville Group.

Executive Officers

The executive officers of the Company as of March 2, 2009 were:

Name	Age	Title
Michael L. Browne	62	President & Chief Executive Officer
Arthur E. Chandler	52	Senior Vice President & Chief Financial Officer
Allan R. Becker	50	Senior Vice President & Chief Actuary
Thomas E. Clark	48	Senior Vice President, Field Operations
Mark R. Cummins	52	Executive Vice President, Chief Investment Officer & Treasurer
Donna M. Dever	44	Senior Vice President, Learning, Development & Process Improvement
Beth A. Friel	35	Senior Vice President, Human Resources
Robert A. Kauffman	45	Senior Vice President, Secretary, General Counsel & Chief Compliance Officer
John B. Keefe	55	Senior Vice President, Corporate Development
Theodore A. Majewski	57	Senior Vice President, Personal Lines
Kevin M. Toth	35	Senior Vice President & Chief Underwriting Officer
Akhil Tripathi	58	Senior Vice President & Chief Information Officer

Michael L. Browne is President and CEO of Harleysville Group and Harleysville Mutual.  Please see page 14-15 for additional biographical information.

Arthur E. Chandler was named Senior Vice President and Chief Financial Officer in April 2005.  Prior to that, he was senior vice president of financial controls for XL America, and he had been chief financial officer for Kemper Insurance’s casualty division.  Mr. Chandler also spent nearly 20 years with CIGNA in various financial positions.

Allan R. Becker became Senior Vice President and Chief Actuary of Harleysville Group and Harleysville Mutual in October 2005.  Before joining Harleysville, he was vice president and senior actuary for ACE USA. During his 18 years with ACE USA and its predecessor CIGNA Property and Casualty, Mr. Becker held a variety of actuarial management roles.  He holds the FCAS and MAAA designations.

Thomas E. Clark was named Senior Vice President for Harleysville Group and Harleysville Mutual in charge of branch and subsidiary operations in March 2004.  Before that, he was in charge of branch operations and had been Resident Vice President for the New Jersey operations of Harleysville Group and Harleysville Mutual since July 2000.  From 1995 through 2000, he worked for Fireman’s Fund Insurance Company as a business segment leader.

Mark R. Cummins is Executive Vice President, Chief Investment Officer, and Treasurer of Harleysville Group and Harleysville Mutual and has been in charge of the investment and treasury function since 1992.

Donna M. Dever became Senior Vice President, Learning, Development and Process Improvement for Harleysville Group and Harleysville Mutual in April 2008.  She joined Harleysville in June 1996 as Counsel and served as Vice President and Associate General Counsel for Harleysville from April 2001 until September 2006 when she was named Senior Vice President, Business Process Improvement.  Before coming to Harleysville, Ms. Dever was an attorney in the litigation department of the law firm of Stradley, Ronan, Stevens & Young LLP.

Beth A. Friel was appointed Senior Vice President, Human Resources of Harleysville Group and Harleysville Mutual in February 2009.  She joined Harleysville in August 2006 as Assistant Vice President and Assistant General Counsel and served as Vice President, Human Resources from April 2008 until February 2009.  Before that, Ms. Friel was an attorney in the labor and employment department of the law firm of Montgomery, McCracken, Walker & Rhoads, LLP.

Robert A. Kauffman has been Senior Vice President, Secretary, General Counsel and Chief Governance Officer of Harleysville Group and Harleysville Mutual since November 2004.  In February 2009, he was named Chief Compliance Officer.  Before joining Harleysville, he had been a shareholder in the securities litigation department of the law firm Berger & Montague.  Prior to that, Mr. Kauffman was an equity partner in the law firm of Reed Smith LLP in Philadelphia.  He also served as an Assistant United States Attorney in the criminal and asset forfeiture divisions of the United States Attorney’s Philadelphia office.

John B. Keefe became Senior Vice President, Corporate Development for Harleysville Group and Harleysville Mutual in September 2008.  Prior to that, Mr. Keefe was a Senior Vice President of Corporate Finance at Ferris, Baker Watts, Inc.

Theodore A. Majewski was named Senior Vice President, Personal Lines for Harleysville Group and Harleysville Mutual in June 2003.  Mr. Majewski also was appointed President and COO of Harleysville Life Insurance Company in April 2008.  Prior to joining Harleysville, Mr. Majewski was, among other senior management positions, the chief underwriting director of Encompass Insurance Company (formerly CNA).

Kevin M. Toth was appointed Senior Vice President and Chief Underwriting Officer of Harleysville Group and Harleysville Mutual in February 2009.  He joined Harleysville in January 2005 as Vice President, Associate General Counsel, and Chief Litigation Counsel and served as Senior Vice President, Claims for Harleysville Group and Harleysville Mutual from July 2005 until February 2009.  Before that, Mr. Toth was an attorney in the litigation department of the law firm of Reed Smith LLP.

Akhil Tripathi became Senior Vice President and Chief Information Officer for Harleysville Group and Harleysville Mutual in January 2005.  He came to Harleysville from Marsh Affinity and Private Client Services where he was managing director and chief information officer.  Prior to that, Mr. Tripathi was executive vice president and IT executive for e-Fusura Agency, a major Internet insurance exchange he started for American International Group.  He also served as vice president and chief information officer for AIG Life and the former Providian Direct Insurance.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The Company embraces a “pay for performance” philosophy that is designed to reward executives for driving organizational performance and creating shareholder value.  The Company’s compensation program supports the achievement of specific targets through articulated goals that reflect the Company’s organizational strategy and objectives of profitable growth, combined ratio, and return on equity.  The Company provides a mix of fixed and variable compensation that is intended to motivate and retain talented executives and support the achievement of a high-performance culture.  In order to achieve these strategic goals, the Company has identified principles that guide its management compensation program.  The program is designed to:

•                  attract, retain, and motivate talented executives;

•                  reward competencies and behaviors identified as critical to the Company’s success;

•                  offer total compensation that is consistent with the performance of an individual executive measured against other executives, both within the Company and within the peer group of companies utilized by the Company; and

•                  focus on developing incentive compensation that is keyed to Company performance, providing variable compensation programs linked to creation of stockholder value, and maintaining a proper balance between the incentive to achieve the compensation levels and the incurrence of unnecessary risk in the pursuit of such objectives that could negatively impact the Company.

As discussed in this Compensation Discussion and Analysis, compensation varies based upon Company performance, individual results, contribution relative to peers, and market-place competitive dynamics.

The Compensation and Personnel Development Committee of the Board of Directors (Compensation Committee), which consists entirely of independent directors as defined in Section 162(m) of the Internal Revenue Code and as defined by NASDAQ, oversees the Company’s management compensation program.  The Compensation Committee is the principal decision-maker with respect to the Company’s compensation philosophy and compensation components, but it seeks input and recommendations from the CEO and other members of senior leadership.  Human Resources and General Counsel management representatives have assisted the Compensation Committee in evaluating management compensation programs.  Management also participates in identifying the corporate goals that will be used in a fiscal year, which are finalized and approved by the Compensation Committee.  For individual performance goals, the individual Named Executive Officer, except in the case of the CEO, works with the CEO to develop individual performance goals based on position responsibilities, which are then presented to the Compensation Committee.  The CEO works directly with the Compensation Committee with respect to his own individual performance goals, and those goals are approved by the Compensation Committee.  The CEO participates in the annual compensation evaluation process for the other members of senior management by reviewing the individual goals, and the achievement thereof, with each individual Named Executive Officer and then making a recommendation to the Compensation Committee with respect to the incentive compensation based on the degree of achievement of individual goals by each Named Executive Officer.  For the CEO, the independent members of the Board provide an annual performance evaluation to the Chair of the Compensation Committee who compiles a report.  The Compensation Committee then meets and provides a recommendation to the independent members of the Board, who meet in executive session to discuss the CEO’s performance and to make their determination as to CEO compensation, which the Compensation Committee Chair then reviews with the CEO.

The Compensation Committee has retained Mercer (USA) Inc. (Mercer) to provide information, analyses, and advice regarding executive and non-employee director compensation.  The Compensation Committee has established procedures that it considers sufficient to ensure that Mercer’s advice to the Compensation Committee remains objective, including requiring that the Mercer consultants who perform these services report directly to the Compensation Committee Chair and requiring disclosure of relationships between any Harleysville Group company and other Mercer consulting groups or affiliates.  Furthermore, as part of Mercer’s written standards provided to the Compensation Committee, Mercer consultants who perform services for the Compensation Committee have separate reporting relationships and compensation arrangements and do not overlap with other Mercer lines of business.

Compensation Methodology

The Company’s compensation program is designed to enable it to compete for talented and experienced staff with companies of similar size or in similar lines of business, whether publicly or privately held.  With the help of Mercer, the Company collects and analyzes data from a diverse group of property/casualty insurance companies and other insurance companies of appropriate size to identify proper competitive compensation levels for an organization the size, structure, and business mix of Harleysville.

Mercer provides data to management and to the Compensation Committee regarding market rates for compensation and compensation plan structures.  The data is derived from the analysis of publicly available information and proprietary survey sources.  The data is used by management, who makes the recommendation to the Compensation Committee regarding the compensation framework for executive officers.  The Compensation Committee then determines the appropriate compensation.

As noted, the Company utilizes a peer group of property/casualty insurance companies and other insurance companies of appropriate size and business mix, to determine total compensation for the Named Executive Officers.  Such peer companies may range in size or business focus, but are similar at the median to the Company.  For establishing 2008 compensation, the peer group included: Alfa Corporation, W.R. Berkley Corporation, Cincinnati Financial Corporation, Donegal Group Inc., EMC Insurance Group Inc., Erie Indemnity Company, Hanover Insurance Group Inc., Ohio Casualty Corporation, One Beacon Insurance Group, Philadelphia Consolidated Holding Corporation, RLI Corporation, Safeco Corporation, Selective Insurance Group Inc., State Auto Financial Corporation, Tower Group Inc., and United Fire and Casualty Company.  The Company evaluates the peer group on a periodic basis to ensure that the proper companies are considered in the compensation determinations.  After performing that review in July 2008, the Compensation Committee, with recommendations from management and Mercer, made the following revisions to the peer group that will be used for establishing 2009 total compensation, primarily because of merger and acquisition transactions in the industry: Alfa Corporation, Ohio Casualty Corporation, Philadelphia Consolidated Holding Corporation, and Safeco Corporation were removed; and HCC Insurance Holding Company, Safety Insurance Group, Inc., and Zenith National Insurance were added.

Total annual compensation is comprised of fixed compensation (annual base salary), variable compensation (annual cash-based incentive awards), and long-term compensation (annual equity awards).  The total compensation targets for the Named Executive Officers are based on benchmark data for named executive officers at the peer companies.  The Compensation Committee reviews comparative data for the CEO and for the CFO and a blend of the compensation paid to named executive officers (other than the CEO or CFO) at the benchmark companies for the other Named Executive Officers.  The Compensation Committee has targeted the median of the benchmark companies’ compensation for determining the total compensation targets for the Named Executive Officers because it believes the median represents a total compensation package that is competitive within the property/casualty insurance industry without responding to more extreme compensation decisions by benchmark companies.  The Compensation Committee has determined that some of the Named Executive Officers are not currently receiving total compensation equivalent to the median, and is working towards moving those Named Executive Officers closer to the median of their peers over time.

The Company does not have policies or practices that establish firm allocations between short- and long-term incentive compensation or equity- versus cash-based compensation.  The Compensation Committee regularly reviews the programs utilized to provide short- and long-term incentive compensation, and makes changes as it determines appropriate.  Additionally, the Company’s mix of base salary, variable annual compensation, and long-term incentive compensation, as well as the ability of the Compensation Committee to use its discretion in considering all pertinent factors and issues, provides flexibility that allows the Compensation Committee to determine compensation based on both the value of the Named Executive Officer to the Company and the corporate results achieved.  Because equity awards are a component of a total compensation target for a given year, these annual equity awards do not take into account equity awards already held by the Named Executive Officer.  A target award is established for each Named Executive Officer based on his salary after taking into account the other components of compensation to achieve the total compensation target established by the Compensation Committee for the applicable position.

The Company does not have employment agreements with its Named Executive Officers, or any established severance programs for executives.  The Company believes the focus of its compensation programs should be on providing competitive compensation to officers during their employment with the Company.  As a means of attracting and retaining senior executives, the Company does enter into Change in Control Agreements with each of its senior executives.  Please see pages 57-58 for a description of these agreements.  The Company believes that Change in Control Agreements provide a necessary incentive to executives to join and then remain with the Company in times of substantial change or uncertainty and are necessary to maintain the Company’s competitive position in its industry.

The Company maintains various retirement and savings plans for its senior executives, and believes such programs are a necessary component of its overall compensation program.  The current retirement-focused plans are the Harleysville Retirement Savings Plus Plan, which is a defined contribution plan that is available to all employees and has both non-matching and matching Company contributions; a Non-Qualified Excess Contribution and Match Program (the Excess Plan), which is available to all officers of the Company at paygrade level 20 or higher, including the senior executives; and a Non-Qualified Deferred Compensation Plan, which is also available to all officers at paygrade level 20 or higher, including the senior executives.  Prior to March 2006, the Company maintained defined benefit plans for its executive officers.  Please see page 41 for a description of these benefits.  In March 2006, the Company determined that no additional benefits would accrue to participants in the defined benefit plans, and that it would instead increase the Company contributions to the defined contribution plans.  This was done as part of the Company’s overall assessment of its compensation strategy and program.  The Company believes that its enhanced defined contribution plan positions it more competitively in its markets.

Compensation Program for 2008

During 2008, the principal components of compensation were base salary, annual cash incentive bonus compensation, and long-term incentive compensation comprised of a mixture of equity-based awards.  The specific components of the Company’s compensation program for the Named Executive Officers for 2008 are described below.

Base Salary

Consistent with the Company’s compensation philosophy, annual base salary is designed to be competitive within the property/casualty insurance industry.  Executive salaries are based on a combination of benchmark data from the peer companies, paygrade range, individual performance of role responsibilities, and Company performance, the weightings of which may change from year to year.  The Company has a paygrade structure, ranging from 1 to 32, with all positions assigned to a paygrade.  Executive officers tend to be assigned paygrades of 25 to 32, with the highest reserved for the CEO.  To evaluate individual performance of role responsibilities, the Compensation Committee assesses, with management input, actual performance as compared to position responsibilities.  To evaluate Company performance, the Compensation Committee compares the Company’s change in corporate results from the prior year and reviews the overall corporate performance in the prior fiscal year to comparable insurance industry metrics, including revenue growth, operating income growth, earnings per share (EPS) growth, return on equity (ROE), combined ratio, and total shareholder return (TSR).  The term “combined ratio” is a standard term of measurement in the property/casualty insurance industry; it is the ratio, which is the sum of: (1) the ratio of losses, loss adjustment expenses, and policyholder dividends to net earned premiums, plus (2) the ratio of underwriting expenses to net written premium.

In 2008, the Compensation Committee determined that the Company’s overall performance approximated the median relative to the peer companies and used such determination, benchmark data from the peer companies (including, where applicable, determinations to increase total compensation for the Named Executive Officers to move toward the median, as described above), and the assessment of the achievement of individual performance of role responsibilities as the principal factors in establishing base salaries for the Named Executive Officers.  The base salary earned by each of the Named Executive Officers for 2008 is included in the Summary Compensation Table on page 44.

Annual Incentive Compensation

The Senior Management Incentive Plan (SMIP) represents the incentive compensation program used by the Company during 2008 for awarding annual non-equity variable incentive compensation to members of the senior leadership team, including the Named Executive

Officers.  At the beginning of 2008, the Compensation Committee established the 2008 incentive award opportunities under the SMIP.  The same corporate performance goals were used for all of the Named Executive Officers.  Individual performance goals also were established for each Named Executive Officer.  The weightings of the various corporate and individual goals were established based on factors such as elements of the Company’s business strategy, benchmark data from peer companies, and the individual roles and responsibilities.  The corporate and individual goals established, the weighting of the goals, and the 2008 results are set forth in the table on page 33.  The Compensation Committee determined for 2008 that 50% of the potential annual incentive compensation would be based on corporate performance goals for all Named Executive Officers and 50% on individual performance goals established for each Named Executive Officer.  This represented an increased focus on individual performance goals from 2007 to allow the CEO and the Compensation Committee to differentiate among the senior leadership team based on the ability of individual members to contribute to the Company’s strategic plan and expectations.

The target award was 65% of base salary for the CEO and 45% of base salary for the other Named Executive Officers. The target incentive award levels reflect the assessment of the impact of such positions on the achievement of the corporate goals, the importance of the achievement of the individual performance goals of the Named Executive Officers, the appropriate use of incentive compensation, and the total compensation as compared to other Company executive officers and appropriate positions at the peer companies.  A performance threshold of 8% return on equity must be met in order for any payout under the SMIP to occur.  For the corporate goals, results that achieve at least the minimum levels, but fall outside the exact goal parameters, are interpolated to determine award levels.  Payout percentages range from 50% if the minimum goal is achieved (zero payout below minimum goal) to 200% if the maximum goal is achieved, with interpolation between minimum and target, and between target and maximum.

The Compensation Committee met in February 2009 to determine the awards earned under the SMIP for executive officers other than the CEO, and to determine its recommendation for the CEO award, which was then considered and determined by the independent members of the Board.  In making its determinations regarding compensation for the Named Executive Officers, the Compensation Committee evaluated achievement of the identified goals (both corporate and individual) and used its discretion in determining overall awards.

The following table and discussion show the corporate and individual performance goals established and the achievement of such goals, as determined by the Compensation Committee:

Performance Goals
Goal	Weighting	Minimum	Target	Maximum	2008 Result
Combined Ratio	25%	101.0	97.8	95.0	100.7
Return on Equity	20%	11.0%	13.6%	15.5%	11.9%
Net Premium Growth	5%	0.0%	3.0%	4.5%	<0.0%
Individual Goals	50%	0.0%	100%	200%	see below

For 2008, the Compensation Committee determined that the Company exceeded the performance threshold of 8% return on equity.  For the established corporate goals, the Compensation Committee determined that the Company exceeded the minimum thresholds, but did not meet the target goals, for combined ratio and operating ROE, and did not meet the minimum net premium growth goal under the SMIP.  In total, the payout with respect to corporate goals was 54.3% of target.

In reviewing the individual performance goals for 2008, the Compensation Committee determined that the individual performance goals are generally tied to position responsibilities and are designed to incentivize the Named Executive Officers to execute on the Company’s strategic plan while managing the current business of the Company.  The goals for the Named Executive Officers are aggressive and require significant effort on the part of the Named Executive Officers to be achieved.  The Compensation Committee measures the performance of the Named Executive Officers against the stated objectives of each, although there is no formulaic approach taken by the Compensation Committee.  The Compensation Committee reviewed the identified objectives of each Named Executive Officer and the achievement of these objectives as a whole.

In determining payouts, the Compensation Committee evaluated the Named Executive Officer’s contribution to the Company in light of the Company’s performance relative to goals, the difficulty of achieving those goals, and as driven by the business environment.  The Compensation Committee also reviewed the performance of the Company in relation to its peers, recognizing that such corporate achievements are impacted significantly by the individual achievements of the Named Executive Officers.  The Compensation Committee determined that its incentive program was appropriately targeted to a mix of corporate and personal goals designed to align the interests of the executives with those of the stockholders, while providing sufficient opportunity to the executives to earn incentive compensation.  As part of such review, the Compensation Committee noted the impact of the Company’s continued focus on strict underwriting standards, in light of the competitive market and pricing environment for insurance products, and identified that program as one that would help to minimize risk to the Company generally, but that negatively impacted the established corporate performance goals for the Named Executive Officers.  Other corporate results reviewed in determining the achievement of individual objectives included the Company’s total shareholder return (TSR), which increased 1.3% in 2008 and outperformed TSR as compared to SNL Financial’s P&C Industry Index for 2008, the average of which was negative 22.6%, and the S&P 500 companies for 2008, the average of which was negative 37%.

The primary individual performance goals for the Named Executive Officers, and the degree of achievement are as follows:

•                  Michael Browne, CEO.  Mr. Browne’s individual goals included implementing strict underwriting standards in light of the soft insurance market; roll-out of new information systems and related products; implementation of new product lines; management of the strategic planning process; and additional further strengthening of the management team and continued succession planning.  In 2008, Mr. Browne’s leadership achieved strong financial results during a difficult economic environment.  He executed the Company’s strategic plan, including the roll-out of new information systems, implementation of new product lines, and implementation of strict underwriting discipline, a particularly challenging achievement in light of the continued soft market environment in 2008.  Mr. Browne also continued to further strengthen the management team through recruitment of new management and targeted promotions, as well as continued succession planning for the Company.  In light of Mr. Browne’s achievements of his goals, the Compensation Committee determined that the overall percentage of achievement of individual performance goals was 110%.

•                  Arthur Chandler, CFO.  Mr. Chandler’s individual goals included providing leadership in capital management; analyzing and recommending efficiency opportunities to provide meaningful cost reductions; evaluating cost risks and benefits of major decisions; managing the rating agency relationships; leadership over the financial reporting function; and leadership in the strategic planning process.  Mr. Chandler’s greatest achievement in 2008 related to capital management, including presiding over the change in the Company’s pooling agreement, continuation of the stock repurchase program, and preserving ROE and EPS.  Mr. Chandler managed the Company’s rating agency relationships, including A.M. Best Co., which recently reaffirmed the financial strength rating and positive outlook for the Company, notwithstanding the difficult capital markets environment.  Mr. Chandler also focused his leadership skills upon the analysis and implementation of efficiency opportunities in order to provide meaningful cost reductions to the Company, specifically through leading the budgetary process and holding internal Company expenses flat for the third consecutive year.  Mr. Chandler also worked to improve the Company’s enterprise risk management process through the evaluation of cost risks and controls.  In light of Mr. Chandler’s achievements of his goals, the Compensation Committee determined that the overall percentage of achievement of his individual performance goals was 160%.

•                  Thomas Clark, SVP, Field Operations.  Mr. Clark’s individual performance goals for 2008 included achieving profitable growth in the commercial line and the inland marine line; identifying and analyzing new business opportunities and growing identified product lines; identifying cross-selling opportunities; developing a communications network for obtaining feedback from agents; and improving the Company’s marketing efforts.  Mr. Clark’s leadership was instrumental in achieving profitable growth in the small commercial line and the inland marine line, identifying and analyzing new business opportunities, including the Company’s expansion into Human Services (the Company’s coverage initiative for entities providing social services), and in improving the Company’s marketing department.  Mr. Clark achieved his goals of identifying cross-selling opportunities and developing a communications network for obtaining feedback from agents.  In light of Mr. Clark’s achievements, the Compensation Committee determined that Mr. Clark exceeded most of these goals.  Mr. Clark’s growth opportunity goals were negatively affected by the extremely competitive insurance market and the Company’s focus on strict underwriting discipline.  However, the achievement of profitability despite such focus on strict underwriting discipline would not have been achieved but for Mr. Clark’s instrumental leadership.  The overall percentage of achievement of his individual performance goals was 110%.

•                  Kevin Toth, SVP, Chief Claims Officer.  Mr. Toth’s individual goals focused on leadership of the Company’s claims handling improvements initiative; integrating a new claims system; identifying and implementing cost reduction opportunities; and developing and training the leadership staff in Claims.  Under Mr. Toth’s leadership, Claims had a strong year in 2008, particularly in light of the historically high number of catastrophic loss claims incurred during the year.  Mr. Toth’s leadership strengths focused on implementation of the claims handling improvements initiative, including implementation of cost reduction opportunities.  Mr. Toth’s development and training of leadership staff in Claims included implementation of a claims supervisor college and development process.  The integration of a new claims system was not fully achieved, although significant progress was made.  In light of Mr. Toth significantly achieving his goals, most particularly his leadership in implementing claims handling improvements and in the development and training of his staff, the Compensation Committee determined that the overall percentage of achievement of his individual performance goals was 150%.

•                  Akhil Tripathi, SVP and Chief Information Officer.  Mr. Tripathi’s individual goals for 2008 included the rollout and implementation of the Company’s new commercial and personal lines information systems; identifying and implementing cost reduction opportunities; and rolling out new products.  Mr. Tripathi has led the Information Technology Department through a period of significant upgrade to the Company’s information systems.  Under Mr. Tripathi’s leadership in 2008, the Company completed its implementation of the commercial and personal lines information systems in all states, except in a few states where regulatory approval is still pending.  This was a significant challenge for the Company, and it was successfully achieved in substantial part because of Mr. Tripathi’s leadership.  Mr. Tripathi’s leadership has been essential to the continued technological enhancement of the ability of the Company’s agents to conduct business.  Achievement of Mr. Tripathi’s technological objectives was also instrumental in guiding the Company toward identification and implementation of cost reduction opportunities, and rolling out new products.  In light of Mr. Tripathi’s accomplishments, the Compensation Committee determined that the overall percentage of achievement of his individual performance goals was 150%.

The Compensation Committee’s determinations were based, in significant measure, upon the CEO’s review of the achievements of each Named Executive Officer and his recommendations with respect to individual performance goal achievement.  For the CEO, Mr. Browne presented his self-appraisal and the Compensation Committee reviewed and discussed the CEO’s goals and achievement thereof.  The Compensation Committee then engaged in detailed discussion about the CEO’s performance with the independent members of the Board of Directors, who approved the final compensation decisions for the CEO.  The overall percent of achievement, based on the achievement of the corporate and individual performance goals, and the respective weightings of such goals, for the awards made to the Named Executive Officers under the SMIP for 2008 are:  Michael Browne, 82%; Arthur Chandler, 107%; Thomas Clark, 82%; Kevin Toth, 102%; and Akhil Tripathi, 102%.

Payments earned by the Named Executive Officers under the SMIP for 2008 are included in the Summary Compensation Table on page 44 under the “Non-Equity Incentive Plan Compensation” column.

Long-Term Incentive Compensation

The Company used a mixture of stock options and time-based and performance-based Restricted Stock/Restricted Stock Unit (RSU) awards as its sole form of long-term incentive compensation granted during 2008.  All of the awards were made under the Company’s Amended and Restated Equity Incentive Plan (the Equity Incentive Plan).  The Company selected these types of equity awards, and the mixture of such awards, because, as described below, it believes this combination of equity-based awards with market-based, performance-based, and time-based vesting allows it to align executive rewards with the creation of value for the stockholders, while being easy for participants and stockholders to understand.  Furthermore, the Company believes that this structure more closely aligns the long-term incentive compensation program with the Company’s current business strategy and the long-term compensation programs of its competitors.

2008 Equity Incentive Awards

In February 2008, the Compensation Committee, after consultation with Mercer and management, decided to change the mixture of equity awards to 50% Stock Option grants and 50% Restricted Stock/RSU awards, and to further delineate the Restricted Stock/RSU awards into one-half time-based vesting and one-half performance-based vesting, except for the CEO, whose time-based RSU awards also have a performance-based vesting requirement.  Both the time-based and performance-based Restricted Stock/RSU awards will vest, if applicable, within three years after the date of the award.  The percentage of the mix in Restricted Stock/RSU awards was increased so that more of the long-term equity incentive awards are based on Company-based performance measures.

Equity incentive awards were made to the Named Executive Officers on March 4, 2008; and a retention award, a restricted stock award which has a four-year vesting schedule, was made to Mr. Tripathi on February 21, 2008.

The Stock Option awards have a three-year vesting schedule, with one-third of each award vesting on each of the three anniversaries of the date of grant.  The exercise price for all Stock Options granted was equal to the closing price of the stock on the date of grant.  All Stock Options granted to the Named Executive Officers were non-qualified options (receiving no special tax treatment) and have a term of ten years.

The time-based Restricted Stock awards made to the Named Executive Officers, other than the CEO, have a three-year vesting period.  The remaining Restricted Stock awards made to the Named Executive Officers, other than the CEO, and the RSU awards made to the CEO are performance-based, with an established three-year performance goal.

The performance-based Restricted Stock/RSU awards are based on the achievement of total shareholder return (TSR) relative to the TSR of peer companies at the end of the three-year period.  The peer group selected for these awards for 2008 was a combination of the benchmarking data peer group described above plus the S&P 500 Property & Casualty Index Companies, excluding MBIA, a financial guarantee company included in the Index.  This peer group was selected to reflect the belief that performance should be measured based on companies followed by investors, and to broaden the number of companies to prevent fluctuations based on individual company results.  The performance-based target awards range from a maximum award of 200% of target paid if the TSR achieved at the end of the performance period is at the 90th percentile or higher; and a minimum award of 50% of target is paid if the TSR achieved at the end of the performance period is at the 30th percentile.  No award is paid if the TSR is below the 30th percentile.  TSR falling between the 30th and 90th percentiles is interpolated to determine the actual earned award.  The Company believes that the performance-based Restricted Stock/RSU awards tie the actual receipt of this long-term compensation to the actual achievement of Company performance measures, as compared to the time-based vesting of the Stock Options and remaining Restricted Stock/RSU awards.

The 2008 target equity awards for the Named Executive Officers, other than the CEO, were 45% of base salary, plus potential participation in a pool equal to 10% of aggregate base salaries of executives that is allocated based on the recommendations of the CEO.  For the CEO, the target award was 250% of base salary.  These target awards were selected based upon the impact and importance of the executive positions to the Company performance objectives generally, and to provide equity-based awards competitive with those made by the peer companies.

The equity awards granted to the Named Executive Officers in 2008 are disclosed in the 2008 Grant of Plan-Based Awards Table on page 47.

Incentive Compensation Changes for 2009

The Compensation Committee decided, with input from the CEO, to make the following changes to the incentive compensation program for 2009:

•                  An increase in the bonus targets for the Named Executive Officers from 45% of base salary to 50% of base salary.  This target increase moves the total compensation for the Named Executive Officers closer to the median of the Company’s peer companies, as discussed above.

•                  An increase in the equity targets for Messrs. Clark and Toth from 45% to 55% of base salary; and for Messrs. Chandler and Tripathi from 45% to 60% of base salary.  These target increases move the total compensation for the Named Executive Officers closer to the median of the Company’s peer companies, as discussed above.

•                  An increase in the bonus target for the CEO from 65% to 70% of base salary.  This target increase maintains a competitive total compensation package at the median, which is aligned with the Company’s philosophy, and ensures that the majority of the CEO’s pay program is focused on performance-based incentive compensation.

•                  The adoption of a Senior Executive Incentive Compensation Plan (SEIP), which is compliant with Section 162(m) of the Internal Revenue Code, to replace the SMIP.  Please see Item 2 on pages 17-19 of this proxy statement for a description of the SEIP.

•                  With respect to the discretion to be exercised by the Compensation Committee to reduce awards under the SEIP, 70% of potential annual incentive compensation will be based on corporate performance goals and 30% will be based on individual performance goals established for each Named Executive Officer.

•                  A change in the peer group used for equity incentive award determinations to the benchmark peer companies plus the S&P P&C Index.

These changes were made based on benchmark data and because the Compensation Committee determined that the expectations and responsibilities of the Named Executive Officers were different from those of the senior leadership team generally, and that the receipt of incentive compensation, both annual and long-term, based on achievement of corporate performance measures, tied the interests of the Named Executive Officers more closely to those of investors.

Equity Granting Practices

Generally, the Compensation Committee determines annual grants of equity-based awards at a regularly scheduled meeting held in the first quarter of any given year.  The Compensation Committee makes all annual equity awards to the Named Executive Officers during meetings, not by unanimous consent.  The Compensation Committee holds such regularly scheduled meetings at a consistent time during each calendar year and generally does not consider the potential for the existence of extraordinary corporate events when establishing its meeting schedule.  In addition to such annual grants, the Compensation Committee will make equity-based awards to newly hired executives or to key employees on an ad hoc basis.  If a regularly scheduled Compensation Committee meeting will occur prior to the commencement date of the new hire or promotion, the Compensation Committee may approve such award at its meeting, conditioned upon the actual employment or promotion occurring.  Otherwise, the Compensation Committee may act by unanimous written consent or by holding a telephonic Committee meeting.

Prior to the annual equity award grants, the CEO provides input and recommendations to the Compensation Committee with respect to the equity awards to executive officers.  The Compensation Committee establishes the equity awards for the CEO and recommends approval of such awards by the independent members of the Board.  Based on individual performance, an executive may receive an award greater or less than target, including none at all.  The Compensation Committee then uses the target award levels and the Black-Scholes option value method to determine the number of Stock Options to be granted and uses a five-day average stock price for the week ending two weeks before the date of grant in order to determine the number of shares of Restricted Stock/RSUs that will be awarded.  The actual exercise price of Stock Options granted is the closing price of the stock on the date of grant.  The Compensation Committee, however, has the discretion to utilize a different measurement period for the Restricted Stock/RSU award calculations if Company or market circumstances dictate.

The vesting schedule or lapse of forfeiture restrictions is, or can be, accelerated in the event of death, disability, early retirement, normal retirement, or a change in control of the Company or Harleysville Mutual.  In general, in the event of death or disability of the participant, outstanding unvested Stock Options will accelerate and vest, and the participant or his or her estate has an extended ability to exercise vested Stock Options, and the forfeiture restrictions on Restricted Stock/RSU awards will lapse.  The Compensation Committee has the discretion to change these provisions in the award documents.  Please see the discussion of the impact of retirement or a change in control on outstanding unvested equity awards on pages 40-41 of this proxy statement.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for its executive officers as another way to align the interests of the executives with the interests of stockholders.  These stock ownership guidelines were increased by the Compensation Committee in April 2008 in order to encourage continued stock ownership by executives.

Under these guidelines, the executive officers must beneficially own Harleysville Group stock equal to a specific multiple of base salary in order to receive additional equity awards at a level necessary to keep total compensation at the target level.  For the President and CEO, the multiple is six times base salary, and for the other executive officers, it is 2.5 times base salary.  The current Named Executive Officers must meet the increased stock ownership guidelines by May 1, 2014.  The following table shows the compliance of the Named Executive Officers with such stock ownership guidelines as of December 31, 2008.

Named Executive Officer	Ownership Target (Shares) (1)	Total Qualifying Shares (2)
Michael L. Browne	108,840	156,649
Arthur E. Chandler	23,035	23,098
Thomas E. Clark	17,996	23,752
Kevin M. Toth	17,996	13,247
Akhil Tripathi	22,315	27,536

(1)                                  Based on the closing price of the Harleysville Group common stock on December 31, 2008 of $34.73.

(2)                                  Qualifying shares include owned shares and outstanding Restricted Stock/RSU awards.

Other Benefits

The Company provides health and welfare benefits to its executive officers, including medical, dental, and life insurance coverage, long-term disability, holidays and vacation, defined contribution plan, and, until March 2006, pension plan benefits.  The executives received these benefits at the same rates as other employees, but executives were eligible for benefits under the Supplemental Retirement Plan (SERP), through March 2006, and are eligible to participate in the Non-Qualified Deferred Compensation Plan and the Non-Qualified Excess Contribution and Match Program, which are described below.  In general, the Company does not provide perquisites to its executive officers that are not offered to employees generally.

The Company also provides all employees, including the Named Executive Officers, with the ability to purchase shares of the Company’s common stock at a discount under the Employee Stock Purchase Plan (ESPP).  The ESPP allows employees to purchase shares of the Company’s common stock at a price of 85% of the lower of the fair market value of the stock at the start or end of the six-month subscription period, whichever is less, and allows for a maximum purchase of $25,000 of common stock per year.

Deferred Compensation Plan

Executive officers are eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan.  The Company believes that deferred compensation plans provide executives with greater flexibility to establish savings and to engage in retirement planning.  Each executive who elects to defer compensation under the plan has a participant account established with the service provider.  The mutual fund investment options are similar to those offered in the Company’s defined contribution plan.  Such deferred compensation remains an asset of the Company, subject to a Rabbi Trust Agreement, until the participant dies, becomes permanently disabled, or otherwise terminates employment with the Company.  The Non-Qualified Deferred Compensation Table on page 53 provides information regarding the accounts of the participating Named Executive Officers under this plan.

Post-Employment Arrangements

The Company provides certain post-employment benefits as part of its overall compensation program and, as described above, believes these benefits are a necessary component of a competitive compensation package.  In 2006, the Company evaluated its retirement benefits and determined it was appropriate to cease benefit accruals under its defined benefit plans, as discussed below, in favor of enhanced Company benefits under the defined contribution plans.  The Company believes this provides employees with more flexibility and encourages retirement savings.

Impact of Retirement on Outstanding Equity Awards

Unless the Compensation Committee provides otherwise, all restrictions upon shares awarded to the senior executives under the Equity Incentive Plan lapse: (1) upon retirement, after attaining age 65 with at least five years of continuous service; or (2) on a pro-rata basis, upon retirement, after attaining age 55 with at least 10 years of continuous service or attaining age 62 with at least five years of continuous service (except for the performance-based restricted shares which vest at the end of the performance period, if performance goals are met).

As part of the Company’s retirement program, each Stock Option award provides for accelerated vesting of Stock Options, and extended periods to exercise vested Stock Options following retirement.  Stock Options that have been held for at least six months become immediately exercisable upon an executive officer’s retirement, death, or disability.  Such extended exercise periods are one year upon death or disability and one, two, or five years after retirement, depending upon the age of the participant at retirement and the years of continuous service prior to such retirement.

For Restricted Stock/RSU awards, upon the retirement of an executive officer, after attaining age 65 with at least five years of continuous service, all forfeiture restrictions lapse on achievement of performance goals for any performance-based Restricted Stock/RSU awards;

and upon the retirement of an executive officer after attaining age 55 with at least 10 years of continuous service or attaining age 62 with at least five years of continuous service, restrictions lapse at least on a pro-rata basis calculated based on the applicable portion of the restriction period that arises before the date of such retirement.  The Compensation Committee has the discretion to change these vesting requirements on a case-by-case basis in an early retirement situation.

The Company believes these retirement benefits are a valuable retention tool for its employees, including the Named Executive Officers, because they incent employees to remain with the Company through normal or early retirement, leading to the provision of at least five years of service to the Company.

Impact of a Change in Control on Outstanding Equity Awards

In the event of a merger, consolidation, or other change in control of Harleysville Group or Harleysville Mutual, all outstanding Stock Options become vested and immediately exercisable, and the forfeiture restrictions on Restricted Stock/RSU awards lapse.  The restrictions lapse on a pro-rata basis based on achievement of performance goals for any performance-based Restricted Stock/RSU awards.  This acceleration is “single trigger” in that it occurs when the change of control occurs, and does not require termination of employment to be effected.  This acceleration is set forth in the Equity Incentive Plan and applies to all awards made under such plan.  The definition of a change in control is set forth on pages 57-58 of this proxy statement.  The Company believes this is important to provide assurance that long-term equity awards will not be forfeited upon an event outside the control of the participant.

Pension Plans

The Company maintains a qualified defined benefit plan and related SERP for its executive officers, including the Named Executive Officers.  The Company established the SERP to permit payout to executives of a pension benefit calculated on the full amount of their compensation, which otherwise would have been limited because of the federal limits imposed on the qualified pension plan.  Prior to March 31, 2006, a pension awarded under the pension plan was based on the highest five-year average of base salary, while an award under the SERP was based on the highest five-year average of credited salary plus average annual incentive compensation, which included SMIP, bonus, and LTIP compensation.  As of March 31, 2006, no additional benefits accrue under the pension plan and SERP, although participants will continue to earn vesting credit.  The Pension Benefits Table on page 51 shows the final benefit that was accrued as of March 31, 2006 for the Named Executive Officers, which is payable at age 65 in the form of a single life annuity.  For participants who are married at retirement, the normal form of payment would be an actuarially reduced joint and 50 percent survivor annuity.

Harleysville Retirement Savings Plus Plan (Defined Contribution Plan)

All regular full- or part-time employees who are scheduled to work 20 or more hours in a given week, excluding any student or intern workers who are scheduled to work for less than four months, are eligible to participate in the Company’s tax-qualified defined contribution plan, which is a long term investment plan designed primarily to assist employees in saving for retirement.  Participating employees can defer up to 100% of their base salary each year, up to the limits established by federal law, and the Company matches such contributions up to 6% of salary.  For 2008, the matching contribution by the Company ranged from 50% to 125% of the amount deferred by the employee up to 6% of base salary, depending upon the Company’s operating results, and such contributions vest immediately.  For 2009, the Company changed the matching contribution to a range based on the combined ratio achieved by the Company.  This change was made to align such contributions with the underwriting profitability of the Company.  The Company also makes a Company core contribution equal to 5% of base salary for all eligible employees, and these Company core contributions vest upon the employee attaining three years of service.

The Company also has established the Non-Qualified Excess Contribution and Match Program (the Excess Plan) to provide for company contributions on salary paid that is in excess of the annual limitation imposed by the IRS.  Under this Plan, executives receive a 5% contribution on salary paid in excess of the annual limits for contribution under the Company’s tax-qualified defined contribution plan and an amount equal to the matching contribution made under the deferred compensation on 6% of salary paid in excess of those annual limits.

Change in Control Agreements

The Company has entered into Change in Control Agreements with the Named Executive Officers.  The Company believes these agreements are necessary to attract and retain senior executives who may face potential job loss as a result of consolidation or merger activities.  Such agreements provide the Named Executive Officers with a level of financial security that can be beneficial to their retention if the Company becomes involved in a change in control transaction and the executive loses his position.

The change in control events have been selected to trigger the benefits if the current control of Harleysville Group or Harleysville Mutual changes, either in respect of stockholders or incumbent directors, or in the event that some other significant change occurs in the relationship between Harleysville Group and Harleysville Mutual.

Please see pages 57-58 for a description of the Company’s Change in Control Agreements with the Named Executive Officers.

The Company does not otherwise have employment agreements with its executive officers, as it does not believe that such agreements are necessary to attract or retain key talent.

Tax Considerations

The Compensation Committee has considered the implications of executive compensation deductibility under the limits set forth in Section 162(m) of the Internal Revenue Code in making decisions concerning compensation design and administration.  The Compensation Committee views tax deductibility as an important consideration and intends to maintain deductibility where possible, but also believes that the Company’s business needs should be the most important factor in compensation design.  In 2008, the annual compensation provided to the CEO exceeded the Section 162(m) deduction in a minimal amount.  Other than the CEO, the Company did not provide annual compensation to any other Named Executive Officer that exceeded the Section 162(m) deduction.  In addition, the Compensation Committee also considers tax implications for executives and structures its compensation programs to comply with Section 409A of the Internal Revenue Code.

As described in Item 2 of this proxy statement, the Company is seeking stockholder approval of the SEIP.  Such Plan, which will be used for awards to the Named Executive

Officers, is designed to be compliant with Section 162(m) of the Code.  Please review pages 17-19 of this proxy statement for a description of the SEIP.

SUMMARY COMPENSATION TABLE

This table provides compensation disclosure, for 2008, for the Named Executive Officers, who are (1) the Chief Executive Officer (CEO) and the Chief Financial Officer (CFO); and (2) the Company’s three most highly compensated executive officers, other than the CEO and the CFO, who were serving in such capacity on December 31, 2008.

Name & Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Michael L. Browne	2008	621,923	—	586,987	1,459,709	332,091	20,500	67,945	3,089,155
President & Chief	2007	600,000	—	798,223	747,416	424,860	6,300	105,684	2,682,483
Executive Officer	2006	600,000	—	1,046,080	382,415	422,070	27,300	81,352	2,559,217

Arthur E. Chandler	2008	311,923	—	115,196	94,438	150,402	3,700	34,077	709,736
Senior Vice President &	2007	290,000	—	158,098	73,328	143,744	300	34,510	699,980
Chief Financial Officer	2006	290,000	50,000	86,270	57,553	158,025	5,400	29,615	676,863

Thomas E. Clark	2008	250,000	—	100,311	80,708	92,419	9,100	53,115	585,653
Senior Vice President, Field Operations	2007	245,961	—	164,646	61,271	108,168	—	48,998	629,044

Kevin M. Toth Senior Vice President & Chief Claims Officer (6)	2008	250,000	—	99,206	79,445	114,919	1,300	27,312	572,182

Akhil Tripathi	2008	304,615	—	157,461	104,906	140,024	4,500	33,279	744,785
Senior Vice President &	2007	285,962	—	162,767	74,728	140,699	1,000	34,030	699,186
Chief Information Officer	2006	275,000	50,000	88,933	68,415	142,633	8,100	27,937	661,018

(1)           The “Bonus” column reflects the retention awards paid to certain Named Executive Officers during 2006.

(2)           The “Stock Awards” and “Option Awards” columns reflect the expense recognized in 2006, 2007, and 2008 for all stock or option awards granted under the Equity Incentive Plan. These amounts are determined in accordance with Statement of Financial Accounting Standards No. 123(R) (FAS 123R), without regard to any estimate of forfeiture for service vesting. For 2006 and 2007, these amounts also include the FAS 123R expense for the respective payouts (stock and cash components) under the 2005-

2007 Long Term Incentive Plan (LTIP) awards. Please see below for a description of the LTIP during 2006 and 2007. Assumptions used in the calculation of the amounts in these columns for 2006, 2007, and 2008 are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 10, 2009.

From 1988 to 2007, the Company maintained the LTIP, which was designed to reward those senior executive officers of Harleysville Group involved in establishing and executing the Company’s growth strategy. Each year from 2000 to 2005, the Company established target awards for three-year performance periods under the LTIP. Each target award had both a cash and stock component that could vary by participant, and was based on relative total shareholder return (TSR), the components of which included both a change in stock price and imputed dividend reinvestment, compared to a universe of at least 20 property/casualty insurance company stocks. The target awards, which ranged from 30% to 200% of annual base salary at the beginning of the period, were payable if the TSR was at the 50th percentile at the end of such period. Target cash and target share awards were established as of January 1 of the first year of each three-year period based on a participant’s annual base salary and the value of the Company’s common stock on the first trading day of the year. A maximum award of 150% of target was paid if the TSR was achieved at the end of the period at the 80th percentile or higher while a minimum award of 50% of target was paid if the TSR was achieved at the 35th percentile. No award was paid if the TSR was below the 35th percentile. TSR falling between the 35th and 50th percentiles or between the 50th and 80th percentiles was interpolated to determine the actual earned award. Payouts under the LTIP were made to eligible participants for the 2004-2006 LTIP and for the 2005-2007 LTIP, and are reflected in the Stock Awards columns for 2006 and 2007.

Regarding the expense recognized for the stock and option awards in 2008 for Mr. Browne, in accordance with the disclosure rules, he became eligible for early retirement under the Equity Incentive Plan in February 2009 and such eligibility has an impact on the assumptions used and the timing of the expense recorded for outstanding equity awards made previously to Mr. Browne. The amounts in these columns reflect such impact.

(3)           The “Non-Equity Incentive Plan Compensation” column reflects the annual cash bonuses earned under the SMIP. The bonuses listed were earned for the fiscal year reported, but were paid in the subsequent year.

(4)           This column represents the change in values under the pension plan and SERP. The change in benefit values from January 1, 2008 to December 31, 2008, from an actuarial perspective, for each Named Executive Officer under the pension plan and SERP, respectively, are: $6,800 and $13,700 for Mr. Browne; $2,600 and $1,100 for Mr. Chandler; $8,700 and $400 for Mr. Clark; $1,300 and $0 for Mr. Toth; and $3,300 and $1,200 for Mr. Tripathi. Mr. Browne’s change in values under the pension plan and SERP was a $14,200 increase compared to 2007, due primarily to a year-to-year change in the discount rate assumptions. Assumptions used in the calculation of these amounts for 2006, 2007, and 2008 are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2009.

(5)           For the fiscal year ended December 31, 2008, the aggregate amount in “All Other Compensation” consists of the following compensation:

Named Executive Officer	Retirement Savings Plus Plan Contributions (Defined Contribution Plan) ($)	Non-Qualified Excess Contribution and Match Program Contributions ($)	Other ($)
Michael L. Browne	44,524	23,421	—
Arthur E. Chandler	29,006	5,071	—
Thomas E. Clark	25,872	1,441	25,802
Kevin M. Toth	26,127	1,185	—
Akhil Tripathi	28,602	4,677	—

The “Retirement Savings Plus Plan Contributions (Defined Contribution Plan)” amounts include a Company contribution of 5% of base salary, as well as a Company guaranteed match of 50% and a Company performance match of 48.75%.  The matching contributions are made on percentages of base salary deferred by the executives, up to 6% of base salary, and all contributions are subject to the annual limitations on compensation imposed by the IRS for qualified plans (IRS compensation limits).  The Company guaranteed match was paid and earned in 2008, while the Company performance match was paid in 2009 but earned in 2008.

The “Non-Qualified Excess Contribution and Match Program Contributions” column consists of a matching contribution equal to the sum of the guaranteed match and performance match of up to 6% of base salary in excess of IRS compensation limitations.

For Mr. Clark, the “Other” compensation in the above table represents: (1) $14,989 which represents the incremental cost for the personal use of a Company car; and (2) $10,813 in expenses associated with a business trip and a work-related event that did not meet the tax-exempt qualifications under the Internal Revenue Code, including spousal expenses.

(6)           Mr. Toth was not a Named Executive Officer in the Company’s proxy statement in prior years.  Therefore, the Summary Compensation Table sets forth the required disclosures with respect to Mr. Toth’s compensation in 2008 only.  Mr. Toth was appointed Senior Vice President and Chief Underwriting Officer of Harleysville Group and Harleysville Mutual in February 2009 and is no longer the Chief Claims Officer, as he was on December 31, 2008.  Please see page 26 for Mr. Toth’s biographical information.

2008 GRANT OF PLAN-BASED AWARDS TABLE

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#) (3)	(#) (4)	Awards ($/Sh)	($) (5)
Michael L. Browne	3/4/08	—	404,250	808,500	—	11,020	22,040	11,020	98,810	34.50	1,600,848
Arthur E. Chandler	3/4/08	—	140,365	280,730	—	1,330	2,660	1,330	11,890	34.50	192,940
Thomas E. Clark	3/4/08	—	112,500	225,000	—	1,110	2,220	1,110	9,920	34.50	161,001
Kevin M. Toth	3/4/08	—	112,500	225,000	—	1,215	2,430	1,215	10,870	34.50	176,318
Akhil	2/21/08	—	—	—	—	—	—	5,580	—	—	203,670
Tripathi	3/4/08	—	137,077	274,154	—	1,510	3,020	1,510	13,510	34.50	219,133

(1)           The amounts in this column represent the potential payouts under the 2008 SMIP awards.  Please see the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for the actual 2008 SMIP payouts to the Named Executive Officers.

(2)           The amounts in this column represent the potential payouts to the Named Executive Officers under the performance-based restricted stock component of their annual equity compensation granted under the Equity Incentive Plan.  Forfeiture restrictions will lapse and awards will vest on the third anniversary of the date of grant if the Named Executive Officer remains continuously employed on the vesting date and the required performance goals for the performance period have been met.

(3)           The “All Other Stock Awards” column includes the following awards:

(a)                                  a Restricted Stock Unit award for Mr. Browne and Restricted Stock awards for Messrs. Chandler, Clark, Toth, and Tripathi as part of their annual equity compensation granted under the Equity Incentive Plan.  Forfeiture restrictions will lapse and awards will vest on the third anniversary of the date of grant if the Named Executive Officer remains continuously employed on the vesting date.  Additionally, Mr. Browne’s award contains a performance-based forfeiture restriction; and

(b)                                 a Restricted Stock award for 5,580 shares granted to Mr. Tripathi under the Equity Incentive Plan as a retention award.  The forfeiture restrictions will lapse and the award will vest on the fourth anniversary from the date of grant if Mr. Tripathi remains continuously employed on the vesting date.

(4)           The “All Other Option Awards” column represents Non-Qualified Stock Options granted under the Equity Incentive Plan.  The options will vest and become exercisable in three installments of one-third each on the first, second, and third anniversary of the date of grant.  In the event of a change in control, any unvested Stock Options will vest.

(5)           The “Grant Date Fair Value” for the performance-based Restricted Stock/RSU awards is based on a FAS 123R value of $43.34.  The “Grant Date Fair Value” for the time-based Restricted Stock/RSU awards is $34.50.

The “Grant Date Fair Value” for the Stock Option awards was determined by using the Black-Scholes option pricing model.  The dividend yield assumption was 2.90%; the expected volatility assumption was 28.13%; the risk-free interest rate assumption was 2.76%; and the expected life assumption was five and one-half years.  These numbers are calculated based on the disclosure requirements and do not reflect Harleysville Group’s estimate of future stock price growth.  Use of this model should not be viewed in any way as a forecast of the future performance of Harleysville Group’s common stock, which will be determined by future events and unknown factors.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized Upon Vesting ($) (1)
Michael L. Browne	—	—	63,273	2,309,465
Arthur E. Chandler	12,205	239,340	11,330	415,095
Thomas E. Clark	11,300	175,529	12,364	438,765
Kevin M. Toth	—	—	4,366	159,359
Akhil Tripathi	12,205	190,642	10,823	391,919

(1)           The numbers in these columns represent the stock component of the 2005-2007 LTIP awards that were paid to Messrs. Browne, Chandler, Clark, Toth, and Tripathi in 2008; totals also include Restricted Stock awards which vested in 2008 for Messrs. Chandler (5,000 shares), Clark (6,768 shares), and Tripathi (4,275 shares).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

Option Awards						Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Michael L. Browne	2,500	—	—	16.3125	5/17/2010	—	—	—	—
	2,500	—	—	26.3600	5/23/2011	—	—	—	—
	2,500	—	—	27.2000	5/22/2012	—	—	—	—
	2,500	—	—	23.2090	5/20/2013	—	—	—	—
	37,648	—	—	19.2000	2/25/2014	—	—	—	—
	45,000	—	—	21.2500	2/23/2015	—	—	—	—
	62,567	31,284	—	29.3900	4/26/2016	—	—	—	—
	27,273	54,547	—	34.7600	2/21/2017	—	—	—	—
	—	98,810	—	34.5000	3/04/2018	65,756	2,283,706	11,020	382,725
Arthur E. Chandler	6,587	3,294	—	29.3900	4/26/2016	—	—	—	—
	3,430	6,860	—	34.7600	2/21/2017	—	—	—	—
	—	11,890	—	34.5000	3/04/2018	11,350	394,186	1,330	46,191
Thomas E. Clark	5,812	—	—	26.3600	5/23/2011	—	—	—	—
	6,500	—	—	27.2000	5/22/2012	—	—	—	—
	6,700	—	—	23.2090	5/20/2013	—	—	—	—
	10,700	—	—	21.2500	2/23/2015	—	—	—	—
	5,940	2,970	—	29.3900	4/26/2016	—	—	—	—
	2,840	5,680	—	34.7600	2/21/2017	—	—	—	—
	—	9,920	—	34.5000	3/04/2018	10,320	358,414	1,110	38,550
Kevin M. Toth	8,030	—	—	21.2500	2/23/2015	—	—	—	—
	5,273	2,637	—	29.3900	4/26/2016	—	—	—	—
	2,840	5,680	—	34.7600	2/21/2017	—	—	—	—
	—	10,870	—	34.5000	3/04/2018	10,310	358,066	1,215	42,197
Akhil Tripathi	7,453	3,727	—	29.3900	4/26/2016	—	—	—	—
	3,693	7,387	—	34.7600	2/21/2017	—	—	—	—
	—	13,510	—	34.5000	3/04/2018	17,750	616,458	1,510	52,442

(1)           The unvested Non-Qualified Stock Options held by the Named Executive Officers as of December 31, 2008 will vest as follows:

Named Executive Officer	Vest 04/26/09	Vest 02/21/09	Vest 02/21/10	Vest 03/04/09	Vest 03/04/10	Vest 03/04/11
Michael L. Browne	31,284	27,273	27,274	32,936	32,937	32,937
Arthur E. Chandler	3,294	3,430	3,430	3,963	3,963	3,964
Thomas E. Clark	2,970	2,840	2,840	3,306	3,307	3,307
Kevin M. Toth	2,637	2,840	2,840	3,623	3,623	3,624
Akhil Tripathi	3,727	3,693	3,694	4,503	4,503	4,504

(2)           The vesting schedule for the Restricted Stock/RSU awards held by the Named Executive Officers is as follows:

Named Executive Officer	Number of Shares	Award Type	Date of Vesting
Michael L. Browne	11,020	RSU*	March 4, 2011
	11,020	RSU	March 4, 2011
	20,630	RS	April 26, 2011
	17,440	RSU	February 21, 2012
	5,646	RS	April, 2019
Arthur E. Chandler	4,320	RS	February 21, 2010
	1,330	RS*	March 4, 2011
	1,330	RS	March 4, 2011
	2,170	RS	April 26, 2011
	2,200	RS	February 21, 2012
Thomas E. Clark	4,320	RS	February 21, 2010
	1,110	RS*	March 4, 2011
	1,110	RS	March 4, 2011
	1,960	RS	April 26, 2011
	1,820	RS	February 21, 2012
Kevin M. Toth	4,320	RS	February 21, 2010
	1,215	RS*	March 4, 2011
	1,215	RS	March 4, 2011
	1,740	RS	April 26, 2011
	1,820	RS	February 21, 2012
Akhil Tripathi	4,320	RS	February 21, 2010
	1,510	RS*	March 4, 2011
	1,510	RS	March 4, 2011
	2,460	RS	April 26, 2011
	7,950	RS	February 21, 2012

* This is a performance-based Restricted Stock/RSU award at target.

(3)           The “Market Value” is based on a closing market price of $34.73 on December 31, 2008.

(4)           The vesting schedule for the unearned Restricted Stock/RSU awards held by the Named Executive Officers is as follows.  These represent the additional shares that could be issued if the maximum awards are achieved under performance-based Restricted Stock/RSU awards made during 2008.  Please see the description of the 2008 Equity Incentive Awards on pages 36-37 of this proxy statement.

Named Executive Officer	Number of Shares	Award Type	Date of Vesting
Michael L. Browne	11,020	RSU	March 4, 2011
Arthur E. Chandler	1,330	RS	March 4, 2011
Thomas E. Clark	1,110	RS	March 4, 2011
Kevin M. Toth	1,215	RS	March 4, 2011
Akhil Tripathi	1,510	RS	March 4, 2011

PENSION BENEFITS TABLE

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael L. Browne	Pension Plan	2.25	73,200	—
	SERP	2.25	146,800	—
Arthur E. Chandler	Pension Plan	1.25	21,700	—
	SERP	1.25	9,200	—
Thomas E. Clark	Pension Plan	5.67	64,400	—
	SERP	5.67	2,700	—
Kevin M. Toth	Pension Plan	1.25	7,800	—
	SERP	1.25	—	—
Akhil Tripathi	Pension Plan	1.25	32,100	—
	SERP	1.25	11,100	—

The Company maintains a qualified pension plan and related SERP for its executives, including the Named Executive Officers.  No additional benefits accrue under the pension plan or SERP after March 31, 2006, but participants will continue to earn vesting credit.  Benefits accrued under the plans as of March 31, 2006 will be paid in accordance with the terms of the pension plan and SERP.  Prior to March 31, 2006, a pension awarded under the pension plan was based on the highest five-year average of base salary as defined in the Plan, while an award under the SERP was based on the highest five-year average of credited salary plus average annual incentive compensation, which included SMIP, bonus, and LTIP compensation.

The foregoing table shows the final benefit that was accrued as of March 31, 2006 for the Named Executive Officers, which is payable at age 65 in the form of a single life annuity.  The present values have been determined assuming benefits commence as of each individual’s earliest retirement age at which they are entitled to unreduced benefits.  For the pension plans, this is the individual’s normal retirement date, the later of age 65 and the fifth anniversary of participation in the pension plan.  Additionally, the present values have been determined using the same actuarial assumptions that have been used for financial disclosure requirements for the pension plan.  Specifically, this includes a post-retirement mortality assumption of the RP2000 Mortality Tables projected to 2005 for healthy males and females and discount rates of 6.2% as of December 31, 2008 and 6.55% as of January 1, 2008.  No pre-retirement decrement assumptions have been reflected in the present values.

Messrs. Browne and Clark are fully vested in the qualified pension plan.  Messrs. Chandler, Toth, and Tripathi are not vested in their benefits under the pension plan, but all were participants as of March 31, 2006; each will vest in such benefit upon attaining five years of vesting service.  Currently, Mr. Browne is fully vested in his SERP benefit.  Messrs. Chandler,

Clark, and Tripathi are not currently entitled to a SERP benefit, but will be entitled to receive benefits under the SERP if they continue to be employed until attaining age 55 and five years of service, and then will receive the benefits accrued as of March 31, 2006, as described above.  Mr. Toth does not have any accrued benefits under the SERP because his earnings were not in excess of the Internal Revenue Code Section 401(a)(17) limit as of March 31, 2006, and therefore, he does not meet the SERP’s eligibility requirements.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Named Executive Officer	Executive Contributions in 2008 ($)	Company Contributions in 2008 ($) (1)	Aggregate Earnings in 2008 ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2008 ($) (3)
Michael L. Browne	—	26,583	(33,849)	—	196,353
Arthur E. Chandler	—	5,210	(4,491)	—	10,629
Thomas E. Clark	—	1,673	(5,172)	—	11,139
Kevin M. Toth	—	1,260	(1,419)	—	3,219
Akhil Tripathi	—	4,872	(3,747)	—	12,981

(1)           The “Company Contributions in 2008” column consists of Company contributions under the Non- Qualified Excess Contribution and Match Program (the Excess Plan).  The contributions include a guaranteed match that was paid and earned in 2008 and a performance match that was paid in 2008 but earned for 2007.  The contributions pay at the same rate as paid under the Company’s Retirement Savings Plus Plan (Defined Contribution Plan).  Please see page 42 for a description of the Excess Plan.

(2)           The “Aggregate Earnings in 2008” column reflects the investment income earned in the participant’s deferred compensation account, including the change in market value in the account in 2008.  For Mr. Browne, this amount includes the aggregate earnings in 2008 in the Company’s COLI account on his behalf during his tenure as CEO ($8,908) and the aggregate earnings in 2008 in his employee deferred compensation account (negative $42,756).

(3)           For Mr. Browne, the “Aggregate Balance at December 31, 2008” column includes the balance in his employee’s COLI account ($120,253) and the balance in his account under the Non-Qualified Deferred Compensation Plan ($76,100).

Post-Employment Arrangements

As discussed in the Compensation Discussion and Analysis, the Company does not enter into employment agreements with its Named Executive Officers.  In addition, there are no established severance plans or arrangements in the event of voluntary termination of employment by the executive or termination without cause by the Company.  The Company does provide disability and life insurance benefits in the event of termination of employment because of death or disability.  In addition, the Equity Incentive Plan does provide for certain extended periods to exercise vested equity awards upon death, disability, and retirement.  These benefits are described in the Compensation Discussion and Analysis on pages 40-41 of this proxy statement.

The Company has entered into change in control agreements with its executive officers, and provides for acceleration of equity awards under its equity incentive plans for all employees with equity-based awards in the event of a change in control.  If any of the following events occur, the Named Executive Officers would be entitled to receive certain compensation or benefits: (1) the Named Executive Officer’s employment terminates and he or she meets the requirements of Early or Normal Retirement; (2) there is a change in control of the Company (single trigger); or (3) the Named Executive Officer’s employment is terminated by the Company without “cause” or by the Named Executive Officer for “good reason” within a designated time period following a change in control (double trigger).  The single trigger event does not require termination of employment to become effective, but is included in this disclosure because of the impact on the equity holdings of the Named Executive Officers.

The table below sets forth the post-employment events that would entitle the Named Executive Officers to receive post-employment compensation, assuming that such event had occurred on December 31, 2008.  In addition to the payments listed in the table, each of the Named Executive Officers who participates in the Company’s Non-Qualified Deferred Compensation Plan would be entitled to receive a payout of his outstanding account balance, in accordance with the plan and the election made by the participant.  Please see the Non-Qualified Deferred Compensation Table on page 53 of this proxy statement for the account balances at December 31, 2008.

POST-EMPLOYMENT BENEFITS

Named Executive Officer	Benefit	Early Retirement (1)	Normal Retirement (1)	Change In Control (Single Trigger) (2)	Change In Control Agreement (Double Trigger) (3)
Michael L. Browne	Severance	—	—	—	2,884,603
	Stock Awards	—	—	2,087,620	—
	Options	—	—	189,783	—
	Benefit Continuation	—	—	—	115,047
	Excise Taxes	—	—	—	—
	Pension	72,000	73,200	—	—
	SERP	144,400	146,800	—	—
	Total	216,400	219,900	2,277,403	2,999,650
Arthur E. Chandler	Severance	—	—	—	868,910
	Stock Awards	—	—	394,186	—
	Options	—	—	20,319	—
	Benefit Continuation	—	—	—	55,047
	Excise Taxes	—	—	—	—
	Pension	—	—	—	—
	SERP	—	—	—	—
	Total	—	—	414,505	923,957
Thomas E. Clark	Severance	—	—	—	687,225
	Stock Awards	—	—	358,414	—
	Options	—	—	18,141	—
	Benefit Continuation	—	—	—	53,557
	Excise Taxes	—	—	—	—
	Pension	69,400	64,400	—	—
	SERP	—	—	—	—
	Total	69,400	64,400	376,555	740,782
Kevin M. Toth	Severance	—	—	—	682,782
	Stock Awards	—	—	358,066	—
	Options	—	—	16,582	—
	Benefit Continuation	—	—	—	49,746
	Excise Taxes	—	—	—	—
	Pension	—	—	—	—
	SERP	—	—	—	—
	Total	—	—	374,648	732,528
Akhil Tripathi	Severance	—	—	—	842,276
	Stock Awards	—	—	616,458	—
	Options	—	—	23,009	—
	Benefit Continuation	—	—	—	58,568
	Excise Taxes	—	—	—	—
	Pension	—	—	—	—
	SERP	—	—	—	—
	Total	—	—	639,467	900,844

(1)                                 Mr. Browne is the only Named Executive Officer who was eligible at December 31, 2008 for Early Retirement; and none of the Named Executive Officers were eligible for Normal Retirement at December 31, 2008.  Under the pension plan, a participant is eligible for Early Retirement at 55 years of age with five years of vesting service, and is assumed to accrue an additional year of vesting service (1,000 hours) after 26 weeks of service from his or her anniversary date.  Mr. Browne was eligible for Early Retirement under the pension plan in September 2008, and the other Named Executive Officers will be eligible for Early Retirement as follows: Arthur E. Chandler — January 2012; Thomas E. Clark — March 2016; Kevin M. Toth — September 2028; and Akhil Tripathi — August 2009.

The numbers reflected in the “Early Retirement” and “Normal Retirement” columns include pension benefits that would be payable to Messrs. Browne and Clark, as Mr. Browne is vested in the pension plan and SERP and Mr. Clark is vested in the pension plan.  Such payments would not be made until the officer has retired after reaching the applicable retirement age trigger.  Mr. Browne reached the Early Retirement age trigger in August 2008.  Please see the Pension Benefits Table and accompanying notes on pages 51-52 for a discussion of the present value of the accumulated benefits under the pension plan and SERP for the Named Executive Officers.

Under the Equity Incentive Plan, the Named Executive Officers are eligible for Early Retirement at 55 years of age with 10 years of continuous service or at 62 years of age with five years of continuous service.  The Named Executive Officers’ eligibility for Early Retirement under the Equity Incentive Plan is as follows: Michael L. Browne — February 2009; Arthur E. Chandler — April 2015; Thomas E. Clark — February 2016; Kevin M. Toth — August 2028; and Akhil Tripathi — July 2012.  If any of the Named Executive Officers had met the definition of Normal Retirement at December 31, 2008, their amounts attributable to stock and option awards would have been equal to the numbers listed in the “Change in Control (Single Trigger)” column, and they would have had an extended period in which to exercise Stock Options upon retirement.  Please see page 40 for a discussion of the exercise period for stock options.

(2)                                 The “Change in Control (Single Trigger)” column quantifies the value to the Named Executive Officers of the acceleration of outstanding unvested equity awards under the Equity Incentive Plan.  Under the Equity Incentive Plan, all then outstanding but unvested Stock Option, Restricted Stock, and RSU awards will vest, and all forfeiture restrictions will lapse; provided that the forfeiture restriction lapse is pro-rata for all performance-based Restricted Stock/RSU awards.  If a change in control of the Company or Harleysville Mutual occurs, the outstanding equity awards then held by the Named Executive Officers are impacted, regardless of whether their employment is terminated in connection with that change in control.

(3)                                 The “Change in Control Agreement (Double Trigger)” column represents the payments or benefits each Named Executive Officer would receive upon a qualifying termination event, under his Change in Control Agreement, in addition to those payments listed under the “Change in Control (Single Trigger)” column.  The payments include salary and bonus continuation payments, gross-up benefits described below under the heading “Change in Control Agreements,” and health and welfare plan benefit continuation for designated periods.  The amount indicated for “Benefits Continuation” represents the value of such payments.  Such amount does not include any conversion cost that may be incurred as a result of the termination of the Named Executive Officer’s employment with respect to life insurance and disability policies.

Change in Control Agreements

The Company has entered into agreements with each Named Executive Officer that provides for compensation to be paid if both a “change in control” of Harleysville Group or Harleysville Mutual occurs and the Named Executive Officer’s employment is subsequently terminated (either by the Company without “cause” or by the Named Executive Officer for “good reason”).  The agreements define “cause” as a failure by the Named Executive Officer to perform his duties or willful conduct that injures the Company, and define “good reason” as a substantial change in the status of the Named Executive Officer’s role with Harleysville Group, including a diminution of responsibilities, reduction in pay, failure to continue comparable incentive plans, or a change of place of employment.  In order for the termination to trigger the payment obligations, such termination must occur within three years after a change in control for Mr. Browne or within two years after a change in control for the other Named Executive Officers.

A “change in control” will occur under these agreements: (a) subject to several exceptions, upon the acquisition of beneficial ownership of more than 20% of the voting securities of the Company by any person other than Harleysville Mutual at any time when Harleysville Mutual does not own at least a majority of the Company’s voting securities; (b) if, during any rolling 24 month period, persons who were directors of the Company or Harleysville Mutual, as the case may be, cease to constitute a majority of the directors of such company (including, for such purpose as members of such board at the beginning of such period persons whose nomination or appointment to such board was approved by a vote of at least two-thirds of the incumbent directors); (c) a merger to which the Company is a party unless (i) the Company’s stockholders prior to the merger own more than 50% of the survivor of the merger in substantially the same proportion as they held voting securities of the Company prior to the merger, (ii) no person acquires more than 50% of the voting securities of the survivor in the merger, except to the extent such person owned such a percentage of the Company prior to the merger, and (iii) at least a majority of the members of the board of the survivor were members of the board of the Company that approved the transaction (for purposes of the foregoing, a new parent company of the Company is included in the term “survivor”); (d) Harleysville Mutual affiliates with a third party and persons who were members of the board of the Company prior to such affiliation cease to constitute at least two-thirds of the members of the board of the Company following such affiliation; (e) the stockholders of the Company and all necessary regulatory authorities approve the liquidation of the Company; (f) a person acquires control reportable under the SEC’s tender offer rules; or (g) the Company or Harleysville Mutual enters into a management agreement with a third party who obtains through such agreement the power to direct the management and policies of the Company or Harleysville Mutual (but only if, at such time, Harleysville Mutual owns at least 20% of the voting power of the Company).

If a change in control occurs, all outstanding equity awards held by the Named Executive Officers will vest or have all forfeiture restrictions lapse; provided that the lapse of forfeiture restrictions is on a pro-rata basis for any Restricted Stock/RSU awards.  The outstanding equity awards held by each Named Executive Officer are impacted, regardless of whether his employment is terminated in connection with that change in control.  Please see the “Change in Control” column and accompanying note (2) for a discussion of the impact that a change in control has on equity awards generally.

If a change in control occurs, and the Named Executive Officer has a qualifying termination event as described above (referred to as a “double trigger” event), the severance compensation to be paid to Mr. Browne, as CEO, is 2.99 times, and the compensation to be paid to the other Named Executive Officers is two times, the sum of annual base salary and the average annual incentive target awards over the past three years.  The Change in Control Agreements also contain a full “gross up” benefit, entitling the Named Executive Officers to receive funds to pay any resulting excise tax payable as a result of the compensation if such excise tax is incurred under the applicable Internal Revenue Code sections (Section 4999 and 280G), and payment of any legal fees incurred as a result of the termination.  In addition, the Named Executive Officers will continue to be eligible to participate in health and welfare benefit plans comparable to those received prior to the change in control, for up to three years for Mr. Browne and for two years for the other Named Executive Officers.  Such payments would be made in a lump sum within 30 days after the date of termination, with the exception of “Benefits Continuation.”  In accordance with the Change in Control Agreements, the Company will pay to continue benefits for 36 months for Mr. Browne and for 24 months for the other Named Executive Officers.

The current Change in Control Agreements expire on December 31, 2009, and will be automatically renewed for an additional year unless the Company gives notice of non-renewal not later than twelve months prior to the expiration date of any scheduled renewal.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Stock Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Barbara A. Austell	44,000	50,709	—	—	—	—	94,709
W. Thacher Brown	56,000	50,709	—	—	—	—	106,709
G. Lawrence Buhl	48,000	50,709	—	—	—	—	98,709
Mirian M. Graddick-Weir	54,500	50,709	—	—	—	—	105,209
William Gray	39,000	50,709	—	—	—	—	89,709
Jerry S. Rosenbloom	58,000	50,709	—	—	—	—	108,709
William W. Scranton III	155,500	50,709	—	—	—	—	206,209
William E. Storts	54,000	50,709	—	—	—	—	104,709

(1)                        Please see the Summary Compensation Table and the tables that follow it beginning on page 44 of this proxy statement for disclosure regarding the compensation paid to Michael Browne as CEO of the Company.  Mr. Browne does not receive any additional compensation for service on the Board of Directors.

(2)                        The “Fees Earned or Paid in Cash” column represents Board and Committee fees.  The following chart shows the schedule of non-employee directors’ cash fees for 2008.

Type of Compensation	Amount ($)
Annual Retainer	25,000
Additional Monthly Retainer for Non-Employee Chairman	8,333
Board Attendance Fee per Meeting	1,500
Committee Attendance Fee per Meeting	1,000
Annual Retainer for Committee Chair	6,000/9,000

In 2008, the following schedule of non-employee directors’ cash fees was approved for 2009, to be paid beginning at the Annual Meeting in 2009.

Type of Compensation	Amount ($)
Annual Retainer	35,000
Additional Monthly Retainer for Non-Employee Chairman	8,333
Board Attendance Fee per Meeting	2,000
Committee Attendance Fee per Meeting	1,500/2,000
Annual Retainer for Committee Chair	8,000/12,000/16,000

In 2008, the Chair of the Audit Committee and the Chair of the Compensation and Personnel Development Committee received an annual retainer of $9,000; the Chairs of the other Committees received an annual retainer of $6,000.  Beginning at the Annual Meeting in April 2009, the Chair of the Audit Committee and the Chair of the Compensation and Personnel Development Committee will receive an annual retainer of $16,000 and $12,000, respectively; the Chairs of the other Committees will receive an annual retainer of $8,000.  In 2008, the Committee attendance fee for all Committee meetings was $1,000.  Beginning at the Annual Meeting in April 2009, the Committee meeting fees will increase to $2,000 for Audit Committee meetings and to $1,500 for all other Committee meetings.  Directors are reimbursed for out-of-pocket expenses.  A non-employee director who serves on both the Harleysville Group and Harleysville Mutual boards receives only one retainer and, if the boards or the same Committees of Harleysville Group and Harleysville Mutual meet on the same day, the non-employee director receives only one attendance fee.  In either situation, the retainer or attendance fee is allocated equally to Harleysville Group and Harleysville Mutual.

Board members may defer receipt of some or all of their Board and Committee fees under the Directors’ Standard Deferred Compensation Plan or, in prior years, the directors’ COLI Plan. The directors’ COLI Plan was offered every four years to each director a few months before the beginning of the first year of the plan.  In order to defer compensation pursuant to the COLI Plan, the director was required to commit to a four-year deferral of an identified portion of his or her fees and was required to consent to having his or her life insured with the Company, with the Company being the owner and beneficiary of the policy.  Upon retirement from the Board, the participants were entitled to receive the deferred fees plus the interest earned.  The Company established the COLI plans in 1988, and the last plan period began in 2004.  Michael L. Browne had been a participant in these plans since 1988, when he was a director, and continued in the 2004-2007 COLI Plan when he became CEO in February 2004; W. Thacher Brown had participated in the COLI Plan since 1996; and William E. Storts participated in the 2004-2007 COLI Plan.  The Company elected not to initiate a new four-year plan in December 2007, and therefore, directors are currently not able to defer their compensation under a COLI Plan.

In 2008, Mr. Gray deferred $39,000 from his fees; and no other non-employee directors deferred their fees.  As of December 31, 2008, the balances in the deferred compensation accounts of the directors who have elected to defer fees under either the

Standard Deferred Compensation Plan or the COLI Plans were:  Mr. Brown - $542,680; Mr. Browne - $1,674,103; Mr. Gray - $41,666; Ms. Graddick-Weir - $189,044; Dr. Rosenbloom - $49,657; and Mr. Storts - $128,968.

(3)                                 In April 2008, each non-employee director received a grant of Deferred Stock Units equal to a value of $50,000 on the date of grant under the Amended and Restated Directors’ Equity Compensation Plan.  A Deferred Stock Unit is the right to receive, without payment to the Company, one share of common stock of the Company.  Upon termination of service, a non-employee director will receive shares of common stock equal to the Deferred Stock Units in his or her account.  The Deferred Stock Units have a dividend equivalent feature, which provides for payment of cash dividends when and if cash dividends are paid on the outstanding common stock.

The amount in the “Stock Awards” column represents the FAS 123R value expensed in 2008 for the Deferred Stock Unit awards granted under the Amended and Restated Directors’ Equity Compensation Plan.

COMPENSATION AND PERSONNEL DEVELOPMENT COMMITTEE REPORT

The Compensation and Personnel Development Committee has reviewed and discussed the Compensation Discussion and Analysis, as set forth on pages 28-43 of this proxy statement, with management of the Company.  Based on such review and discussions, the Compensation and Personnel Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and included in this proxy statement.

Submitted by the Compensation and Personnel Development Committee:

Mirian M. Graddick-Weir, Chair

W. Thacher Brown

Jerry S. Rosenbloom

William W. Scranton III

RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

The Company reviews, in advance of entering into any transaction or business relationship with a director, director nominee, executive officer, or Harleysville Mutual, the parameters of such transaction, and whether such transaction or business relationship could cause a potential conflict of interest between the Company and such other participant, or could lead to an arrangement that would not be commercially reasonable for the Company.  This review is performed first by management and then, to the extent a potential issue is identified, by the Board of Directors of the Company.  In making this assessment, management and the Board are guided by the requirements of Item 404(a) of Regulation S-K under the SEC rules, relating to related person transactions, and other SEC guidance on related person transactions, the guidance of the NASDAQ corporate governance rules, including director independence requirements, and the Company’s Conflict of Interest, Code of Ethics and Corporate Governance policies.  Because of the frequent transactions and business relationships between the Company and Harleysville Mutual, the Board has established a separate Committee, the Coordinating Committee, to review all material transactions between the Company and Harleysville Mutual.  The Coordinating Committee is comprised of individuals who are solely on the Board of the Company or solely on the Board of Harleysville Mutual, plus a non-voting Chair who is a director of both companies.  Transactions are not approved unless at least two directors from each company have approved the transaction.

                The Company’s related person transaction procedures are not separately recorded in a policy, but are incorporated into the corporate governance policies described above.

Transactions with Harleysville Mutual

Harleysville Group was formed by Harleysville Mutual in 1979.  It was a wholly owned subsidiary of Harleysville Mutual until May 1986, when Harleysville Mutual sold shares of Harleysville Group’s common stock in a public offering.  Harleysville Mutual’s ownership of Harleysville Group’s outstanding common stock was reduced from 100% to approximately 70% at that time.  As of December 31, 2008, Harleysville Mutual’s ownership was approximately 52%.  Harleysville Group’s operations are interrelated with the operations of Harleysville Mutual. Harleysville Group believes that its various transactions with Harleysville Mutual, of which the material ones are summarized below, have been fair to Harleysville Group (as well as to Harleysville Mutual) and at least as favorable to Harleysville Group as those terms that could have been negotiated with an independent third party.

Under a Lease Agreement, as last amended by a second amendment, effective January 1, 2005, Harleysville Mutual rents the home office property from a partnership owned by Harleysville Group for a five-year term at a base rent of $3,959,789 per year.  Harleysville Mutual also may pay additional rent, based on a formula, for any additions, improvements, or renovations.  There was an additional rental payment of $209,221 made in 2008.  Harleysville Mutual also is responsible for all operating expenses including maintenance and repairs.  The base rent and formula for additional charges are based upon an appraisal obtained from an independent real estate appraiser.  Harleysville Mutual and Harleysville Group and their respective affiliates share these facilities; and the expenses of the facilities, including equipment and office supplies, are allocated according to an intercompany allocation agreement.

                Pursuant to Management Agreements, Harleysville Group provides certain management services to Harleysville Mutual and to Harleysville Mutual’s wholly owned subsidiary insurers for a fee based upon an applicable percentage of direct written premium for each insurer.  Harleysville Group received a total fee of $5,990,107 in 2008 for its services under these agreements.

                Pursuant to a Consolidated and Restated Compensation Allocation Agreement, Harleysville Group serves as the paymaster for the Harleysville companies, with each company being charged for its proportionate share of salary and employee benefits expense.  This allocation is initially made as between the property/casualty insurer affiliates and the non-property/casualty insurer affiliates on the basis of time allocation.  The collective amount allocated to all of the property/casualty insurer affiliates on the basis of time allocation is then reallocated among each property/casualty insurer affiliate on the basis of the following: premium volume, loss volume, investments, and such special studies acceptable to statutory accounting principals as may be mutually agreed upon by such insurers from time to time.  These allocations are made prior to the application of the inter-company pooling agreement referenced below.  On February 19, 2009, the Harleysville Group and Harleysville Mutual Boards of Directors approved the amendment of this Agreement to limit to pre-2009 levels the amount of Harleysville Group’s contributions to its now frozen employee defined benefit pension plan that are allocated back to its affiliates pursuant to the Agreement.  Under this amendment, Harleysville Group will be allocated any excess that is contributed over the amount allocated to the affiliates.  The execution of this amendment is subject to the approval of various state insurance departments.  Additionally, pursuant to the Management Agreements, Harleysville Group (through a wholly owned partnership), provides administrative services to Harleysville Mutual in connection with Harleysville Mutual’s participation as a Write Your Own carrier in the National Flood Insurance Plan.

                Harleysville Group borrowed $18.5 million from Harleysville Mutual in 1991 in connection with the acquisition of Mid-America Insurance Company (merged into another subsidiary, Harleysville Worcester, in November 2007) and Harleysville Insurance Company of New York pursuant to a demand loan with a stated maturity of March 1998.  In February 1998, the maturity was extended to March 2005 and the interest rate became LIBOR plus .65 percent, which was a commercially reasonable market rate in 1998.  In February 2005, the maturity was extended to March 2012 and the interest rate was decreased to LIBOR plus ..45 percent, which was a commercially reasonable rate in 2005.  For 2008, the interest paid by Harleysville Group on the demand note was $656,036 and the principal balance of the demand note remained at $18.5 million at December 31, 2008.

                Harleysville Group’s property/casualty insurance subsidiaries participate in an underwriting pool with Harleysville Mutual, whereby such subsidiaries cede to Harleysville Mutual all of their insurance business and assume from Harleysville Mutual an amount equal to their participation in the pooling agreement.  All losses and loss settlement and other underwriting expenses are prorated among the parties on the basis of participation in the pooling agreement.  The agreement pertains to all insurance business written or earned on or after January 1, 1986.  Harleysville Group is not liable for any losses incurred by Harleysville Mutual, Harleysville Preferred Insurance Company, or Harleysville Insurance Company of New Jersey, occurring prior to January 1, 1986.  In November 2007, Harleysville Group and Harleysville Mutual approved an amendment to the pooling agreement to increase Harleysville Group’s participation from 72% to 80%.  The amendment was approved by the Coordinating Committee and by the respective Boards of Harleysville Group and Harleysville Mutual.  Harleysville Mutual then submitted applications for and received the approvals of various insurance regulatory authorities.  The pooling agreement amendment became effective on January 1, 2008.  The pooling agreement may be amended or terminated by agreement of the parties.  Further information describing the pooling arrangement is contained in Harleysville Group’s 2008 Annual Report to Stockholders.

Over the past few years, the Company’s Board of Directors has authorized stock repurchase programs under which an aggregate of 4.7 million shares of common stock was repurchased through open market purchases.  Under each repurchase program, the Company was authorized to repurchase shares from Harleysville Mutual and from the public float in amounts that were proportional to their respective ownership of Company common stock.  The most recent stock repurchase program was completed on November 20, 2008.  As a result, as of December 31, 2008, the Company had repurchased an aggregate of 2,476,000 shares from Harleysville Mutual, with Harleysville Mutual’s percentage ownership of the Company remaining at approximately 52%.

Appendix “A”

HARLEYSVILLE GROUP INC.

SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

EFFECTIVE JANUARY 1, 2009

HARLEYSVILLE GROUP INC.

SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

EFFECTIVE JANUARY 1, 2009

HARLEYSVILLE GROUP INC.

SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

EFFECTIVE JANUARY 1, 2009

ARTICLE I.  PURPOSE

This Senior Executive Incentive Compensation Plan (hereinafter referred to as the “Plan”) is intended to increase the profitability of Harleysville Group Inc. (“HGI”), Harleysville Mutual Insurance Company (“HMIC”) and their respective subsidiaries by providing competitive incentive award opportunities for senior management based on achievement of business-related objectives.  It is the purpose of this Plan to motivate senior management to the attainment of demanding goals by providing recognition and rewards in the form of incentive payments which shall be paid in cash; provided that payment of an incentive award may be deferred at the election of each Participant as set forth in this Plan.  The Plan has the further objectives of attracting and retaining senior management personnel of superior caliber and of affording them a means of participating in the overall success of the business.

ARTICLE II.  DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings set forth below:

(A)                             “Base Salary” - A Participant’s base salary payable by one of the Companies, as in effect at the beginning of an Incentive Award Year; provided, that if, within the first 90 days of an Incentive Award Year, the Committee, or, with respect to CEO base salary, the independent members of the Board of Directors, determines a Participant’s base salary for that year retroactive to the beginning of such Incentive Award Year, that different base salary shall be used.

(B)                               “Board of Directors” - The Board of Directors of HGI.

(C)                               “CEO” - The chief executive officer of HGI.

(D)                              “Code” - The Internal Revenue Code of 1986, as amended.

(E)                                “Committee” - The Compensation and Personnel Development Committee of the Board of Directors, which Committee members shall meet the requirements of section 162(m) of the Code.

(F)                                “Companies” - HGI, HMIC and their respective subsidiaries.  Any of them may be individually referred to as a “Company” in this Plan.

(G)                               “EIP” — The Harleysville Group Inc. Amended and Restated Equity Incentive Plan or its successor.

(H)                              “Incentive Award Year” - A calendar year for which incentive awards may be paid.

(I)                                   “Maximum Award” - The maximum incentive award amount for each Participant which may be paid only if the minimum incentive award threshold, as described in Article VI of this Plan, for such Incentive Award Year is satisfied.

(J)                                  “Participant” - An officer of one of the Companies who is designated as a participant by the Committee.

(K)                              “Return on Equity (ROE)” - The operating return on the average common stockholders equity of HGI.  To determine the average equity, the common equity at the beginning of the year and end of the year will be averaged.  Operating return is based on net income (after taxes) but excluding realized investment gains or losses, after taxes.  ROE will be calculated without the stockholders’ equity impact of SFAS Nos.  115.

ARTICLE III.  ADMINISTRATION

(A)                             The responsibility for the implementation and administration of this Plan is delegated to the Committee.  In addition to its duties as elsewhere set forth in this Plan, the Committee’s functions shall include the following:

(1)                                 interpretation of the Plan and establishment of the rules and regulations governing Plan administration,

(2)                                 determination of who is a Participant,

(3)                                selection of appropriate incentive award criteria (from among those criteria specified in Article VI(B)) and thresholds, and

(4)                                determination of the incentive awards under this Plan; provided that the Committee shall only have authority to reduce Maximum Awards from the maximums set forth in Article VII.

In reaching its decisions, the Committee shall consider recommendations made by the CEO.  The Committee may, in discharging its responsibilities under the Plan, delegate such administrative duties to officers or other employees of one of the Companies as it deems appropriate, other than such duties as relate to compliance with section 162(m) of the Code.  The Committee may also utilize the services of an independent compensation consultant or, to the extent necessary, the services of the Company’s independent auditing firm, to the extent necessary to provide information to be used by the Committee in its administration of this Plan and determination of incentive awards under this Plan.  No Committee Member shall be eligible for an incentive award under this Plan.

(B)                               Any decision or action made or taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall be conclusive and binding upon all Participants and any person claiming through or under any Participant.

(C)                               This Plan is intended to satisfy the applicable requirements of section 162(m) of the Code and the regulations thereunder so that the applicable Company’s tax deduction for incentive awards granted to “covered employees” (as defined in section 162(m)) is not disallowed in whole or in part by the operation of section 162(m).  The Committee shall interpret the terms of this Plan and any incentive award granted hereunder so as not to frustrate such intent.

ARTICLE IV.  EFFECTIVE DATE

This Plan shall be effective for all Incentive Award Years beginning on or after January 1, 2009, subject to receipt of approval from the HGI stockholders, and will be submitted for such approval at the 2009 Annual Meeting of Stockholders.  Any incentive awards made for the Incentive Award Years beginning on or after January 1, 2009 shall be conditioned upon receipt of such stockholder approval.

ARTICLE V.  PARTICIPATION

(A)                             No later than ninety (90) days after the beginning of each Incentive Award Year, the Committee shall designate the officers of Companies who shall participate in the Plan, retroactive back to January 1 for such Incentive Award Year.  If an officer otherwise becomes a Participant during an Incentive Award Year, he or she shall be eligible to participate on the same basis as other similarly situated officers; provided that he or she will be entitled to receive no more than that portion of his or her Maximum Award that he or she otherwise would have received under the Plan for the full Incentive Award Year which the number of complete calendar months of his or her participation in the Plan during such Incentive Award Year bears to twelve (12).  If prior to end of any Incentive Award Year, a Participant’s employment shall have been terminated for a reason other than retirement (as defined in the EIP), change in control (as defined in EIP), death or disability, such Participant shall not be entitled to any incentive award for that Incentive Award Year.  In addition, if prior to the end of an Incentive Award Year, an officer’s employment is not terminated, but such Participant’s eligibility is terminated because of change of duties or position, such officer shall not be entitled to any incentive award for that Incentive Award Year.

(B)                               If, prior to the end of an Incentive Award Year, a Participant’s employment with all Companies ceases because of disability (as defined in HGI’s long-term disability insurance plan), retirement (as defined in the EIP), change in control (as defined in the EIP) or death, he or she shall be entitled to receive an incentive award not in excess of that proportion of his or her Maximum Award that he or she otherwise would have received under the Plan for the full Incentive Award Year which the number of complete calendar months of his or her participation in the Plan during such Incentive Award Year bears to twelve (12); provided, that such Maximum Award shall be subject to reduction by the Committee in the exercise of its negative discretion prior to such pro-ration.

ARTICLE VI.  MINIMUM INCENTIVE AWARD THRESHOLD

(A)                             Except as provided in Article VI (B), below, the minimum incentive award threshold required for incentive awards to be paid under this Plan with respect to an Incentive Award Year shall be at least a five percent (5%) return on equity for HGI.  If such minimum threshold performance has not been attained by HGI for an Incentive Award Year, then no incentive award shall be paid under this Plan for such Incentive Award Year.

(B)                               In lieu of the 5% return on equity minimum incentive award threshold described in Article VI (A), above, the Committee may, no later than ninety (90) days after the beginning of the Incentive Award Year (or, if earlier, no later than the date by which twenty five percent (25%) of the Incentive Award Year has elapsed), establish the minimum incentive award threshold from among the following performance criteria (which may be determined for these purposes either by reference to the Companies as a whole or by reference to any one or more of the Companies, operating divisions or other operating units), or relative to achievement of similar performance measures at identified peer companies: combined ratio (the ratio which is the sum of: (1) the ratio of losses, loss adjustment expenses, and policy holder dividends to net earned premiums, plus (2) the ratio of underwriting expenses to net written premium, with the resulting fraction expressed as a percentage), net premium growth, change in surplus, total shareholder return, stock price, market share, gross sales, gross revenues, net revenues, pretax income, operating income, cash flows, cash flows from operations, earnings per share, diluted or basic, return on equity (at a different percentage), return on invested capital or assets, cost reductions and savings, return on revenues or productivity, operating margin or profit margin, working capital, cost of capital, capital expenditures, completion of acquisitions, business expansion, product diversification, or any variation or combination of the preceding business criteria.  In addition, the Committee may utilize as an additional performance measure (to the extent consistent with provisions of section 162(m) of the Code that provide the rules pursuant to which compensation that is paid to executives on the basis of performance is exempt from the limitations on deductibility) the attainment by a Participant of one or more personal objectives and/or goals that the Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long- term business goals or strategic plans for the Company, customer satisfaction, agent satisfaction, or the exercise of specific areas of managerial responsibility; provided, however, that the measurement of the Company’s or a Participant’s achievement of any of such goals must be objectively determinable and shall be determined, to the extent applicable, according to generally accepted accounting principles; and provided further that the outcome of such threshold is substantially uncertain at the time the Committee actually establishes such threshold for the Incentive Award Year.  To the extent consistent with Section 162(m) of the Code, the Committee may determine that certain adjustments apply, in whole or in part, in such manner as determined by the Committee, to exclude the effect of any of the following events that occur during an Incentive Award Year: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in HGI’s annual report to shareholders for the applicable year.

ARTICLE VII.  MAXIMUM AWARDS

Each Participant shall have a Maximum Award of 200% of his or her base salary.  Notwithstanding the foregoing, no Maximum Award shall exceed $1,500,000.  As long as the minimum incentive award threshold is achieved, the Committee has the authority to make a Maximum Award to each Participant, however, the Committee reserves the right to exercise negative discretion to pay any Participant less than the Maximum Award.  In exercising such negative discretion, the Committee may take into account achievement of a Company, business unit and/or individual long-term and/or short-term goals.

ARTICLE VIII.  COMMITTEE CERTIFICATION

Prior to payment of any incentive awards for an Incentive Award Year, the Committee shall evaluate whether the minimum incentive award threshold was attained, as described in Article VI of this Plan for such Incentive Award Year and certify, in writing (which may be reflected in the minutes of the Committee meeting), whether such minimum incentive award threshold was attained, thereby entitling Participants to a payout.

ARTICLE IX.  PAYMENT OF INCENTIVE AWARDS

The amount of each Participant’s incentive award shall be calculated following the close of each Incentive Award Year.  Except as provided in Article X, all incentive award payments shall be made in cash, less required statutory withholding amounts, as soon as practicable after the Incentive Award Year, but no later than the March 15th following the end of each Incentive Award Year.  Payments may be made in two or more installments, but in no event shall an installment be payable later than March 15th following the end of the Incentive Award Year to which it relates.  The incentive award payments shall not constitute earnings for purposes of determining benefits under any life insurance, salary continuation or other employee benefit plan of any of the Companies, except as may be provided in each such plan.

ARTICLE X.  DEFERRED PAYMENT ELECTION

In lieu of the payment provisions set forth in Article IX, a Participant may elect to defer receipt of his or her incentive award pursuant to, and in accordance with, the terms of the Harleysville Group Inc. Non-Qualified Deferred Compensation Plan or its successor.

ARTICLE XI.  FORFEITURE OF INCENTIVE AWARDS

(A)                              With respect to any deferred amounts or amounts not yet paid, if a Participant at any time engages in any activity that the Committee determines, in its discretion, was or is harmful to the interests of one of the Companies, the Committee may determine whether or not, and if so, the extent to which any deferred amount of the Participant or any amount not yet paid shall be forfeited.  This provision shall apply to:

(1)                                 activities that may occur prior to termination of service but did not result in termination of service, but which become known to the Committee after termination of service;

(2)                                 activities that occur prior to and resulted in termination of service; or

(3)                                 activities that occur following termination of service and prior to or during the period when the Participant would otherwise be entitled to receive payment of the deferred amounts or amounts not yet paid, credited to his account.

The Committee shall have the authority, in its discretion, to determine what kinds of activities shall be deemed harmful to the interests of the Companies for the purposes of this Plan.  A determination by the Committee under this Article, including its determination as to the time at which harmful activities commenced, shall be conclusive; provided, however, that in each case where a substantial forfeiture is determined by the Committee under this Article, the Committee’s action shall be reported to the Board of Directors for its concurrence.

(B)                               All deferred amounts credited to a Participant’s account in the Non-Qualified Deferred Compensation Plan shall be contingent and to the extent any such amount shall not have actually been paid to a Participant, it shall not be so paid and shall be forfeited in the following circumstances (unless the Committee, in its discretion, otherwise determines in view of extenuating circumstances in a particular case):

(1)                                 if a Participant’s employment is terminated by a Company for willful misconduct; or

(2)                                 if, after termination of employment for any reason, a Participant shall engage in activities which are harmful to the interests of a Company.

(C)                               All account balances that are forfeited under this Article shall be cancelled and removed from the applicable Company’s books and records and none of the Companies shall have further liability in connection therewith.

ARTICLE XII.  AMENDMENT, SUSPENSION OR TERMINATION

While it is the present intention of HGI and the Companies to grant incentive awards annually, HGI by action of the Committee or the Board of Directors, reserves the right to amend or modify this Plan from time to time or to repeal the Plan entirely, or to direct a discontinuance of granted incentive awards either temporarily or permanently; provided, however, that HGI shall seek stockholder approval for any amendment or modification for which stockholder approval is required under section 162(m) of the Code; and provided, further, however, that no modification or termination of this Plan shall operate to annul, without the consent of a Participant, an incentive award already granted hereunder, regardless of whether such incentive award will be deferred in accordance with Article X.

ARTICLE XIII.  GOVERNING LAW

The place of administration of this Plan shall be conclusively deemed to be within the Commonwealth of Pennsylvania and the validity, construction, interpretation, administration and effect of this Plan, and any of its rules and regulations, and the rights of any and all persons having or claiming to have an interest therein or thereunder, shall be governed by, and determined exclusively and solely in accordance with the laws of the Commonwealth of Pennsylvania.

ARTICLE XIV.  COSTS OF THE PLAN

The expenses incurred in administering this Plan, including any Committee fees, any charges by HGI’s independent auditors, the costs of any compensation consultant retained by the Committee, or any other costs, shall be borne by the applicable Company and shall not be charged against the individual award payments.

ARTICLE XV.  NON-ASSIGNABLE

Participants are authorized to transfer the right to receive payment of an incentive award under this Plan by will or through the laws of descent and distribution.  Otherwise, a Participant’s or beneficiary’s rights and interests under this Plan may not be assigned, transferred, pledged, or hypothecated and are not subject to attachment, garnishment, execution or any other creditor’s processes.  HGI, within the limits of applicable law, shall be entitled to ignore any attempted assignment or alienation or any creditor’s process and shall be entitled to pay any amount due directly to the Participant or beneficiary.

ARTICLE XVI.  NO EMPLOYMENT CONTRACT

Neither the establishment of this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of any Company, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

TO RECORD THE APPROVAL OF THIS PLAN, HGI HAS CAUSED ITS AUTHORIZED OFFICERS TO AFFIX THE CORPORATE NAME AND SEAL HERETO THIS DAY OF             ,                 .

HARLEYSVILLE GROUP INC.

BY:
President and
Chief Executive Officer

ATTEST:

Senior Vice President,
Secretary, General Counsel and
Chief Compliance Officer

Harleysville Group Inc. 355 Maple Avenue Harleysville, PA 19438 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 22, 2009. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Arthur E. Chandler and Robert A. Kauffman (the “Proxies”), and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions. HARLEYSVILLE GROUP INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, April 22, 2009 10:30 a.m. Company’s Headquarters 355 Maple Avenue Harleysville, PA 19438 This proxy statement and the Company’s 2008 Annual Report to Stockholders are also available on the Internet, by logging onto www.envisionreports.com/HGIC.

COMPANY # TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. ADDRESS BLOCK Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.  INTERNET – www.eproxy.com/hgic Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 21, 2009. Please have this proxy card and Social Security Number or Tax Identification Number available. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 21, 2009. Please have this proxy card and Social Security Number or Tax Identification Number available.  MAIL – Mark, sign and date this proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy card. The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. Election of directors: 01 Michael L. Browne 03 Jerry S. Rosenbloom ¦ Vote FOR ¦ Vote WITHHELD 02 William Gray all nominees from all nominees (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. To approve the Senior Executive Incentive Compensation Plan, including for purposes of Section 162(m) of the Internal Revenue Code. ¦ For ¦ Against ¦ Abstain 3. To ratify KPMG LLP as the Company’s independent registered public accounting firm for 2009. ¦ For ¦ Against ¦ Abstain 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. Address Change? Mark Box ¦ Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on this proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please detach here